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                                                                    EXHIBIT 2.01



                          AGREEMENT AND PLAN OF MERGER

                                  by and among


                            HORSESHOE GAMING, L.L.C.

                        HORSESHOE GAMING (MIDWEST), INC.

                       EMPRESS ACQUISITION ILLINOIS, INC.

                        EMPRESS ACQUISITION INDIANA, INC.

                        EMPRESS CASINO JOLIET CORPORATION

                       EMPRESS CASINO HAMMOND CORPORATION

                                       and

                           EMPRESS ENTERTAINMENT, INC.



                          Dated as of September 2, 1998






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

                                TABLE OF CONTENTS

                                                                                           PAGE
                                                                                           ----
ARTICLE I.         THE MERGER................................................................2

        Section 1.01.  The Merger............................................................2
        Section 1.02.  Closing...............................................................2
        Section 1.03.  Effective Time........................................................2
        Section 1.04.  Legal Effect..........................................................2
        Section 1.05.  Merger Consideration..................................................3
        Section 1.06.  Adjustment Escrow and Merger Consideration Determination..............3
        Section 1.07.  Indemnification Escrows...............................................5
        Section 1.08.  Bonus Escrow..........................................................5
        Section 1.09.  Deposit...............................................................5
        Section 1.10.  Conversion of Shares..................................................6
        Section 1.11.  Exchange of Certificates Representing Shares..........................6
        Section 1.12.  Taking of Necessary Action; Further Action............................6
        Section 1.13.  Fair Consideration....................................................7
        Section 1.14.  Certain Matters Relating to the Illinois Surviving Corporation
                       and the Indiana Surviving Corporation.................................7

ARTICLE II.        REPRESENTATIONS AND WARRANTIES OF THE SELLERS.............................8

        Section 2.01.  Organization; Standing; and Qualification.............................8
        Section 2.02.  Authority; Power; and No Violation....................................8
        Section 2.03.  Capital Structure of Empress and the Subsidiaries and Related Matters.9
        Section 2.04.  Consents and Approvals................................................9
        Section 2.05.  Transactions with Certain Persons....................................10
        Section 2.06.  Financial Statements.................................................10
        Section 2.07.  Accounting Controls..................................................10
        Section 2.08.  Outstanding Debt and Related Matters.................................11
        Section 2.09.  Taxes................................................................11
        Section 2.10.  Compliance with Laws; No Default or Litigation.......................13
        Section 2.11.  Sufficiency of Assets................................................14
        Section 2.12.  Real Property........................................................14
        Section 2.13.  Personal Property....................................................18
        Section 2.14.  Contracts............................................................19
        Section 2.15.  Suppliers............................................................20
        Section 2.16.  Licenses and Permits.................................................20
        Section 2.17.  Labor Relations; Employees...........................................21
        Section 2.18.  Employee Benefit Plans...............................................22
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
        Section 2.19.  Environmental Compliance.............................................26
        Section 2.20.  Insurance............................................................28
        Section 2.21.  Power of Attorney....................................................28
        Section 2.22.  No Changes...........................................................28
        Section 2.23.  Absence of Certain Business Practices................................29
        Section 2.24.  Minute Book and Stock Record Book....................................29
        Section 2.25.  Brokers' or Finders' Fees............................................29
        Section 2.26.  Intellectual Property................................................29
        Section 2.27.  Absence of Undisclosed Liabilities...................................31
        Section 2.28.  Claims Against Third Parties.........................................31
        Section 2.29.  Bank Accounts........................................................31
        Section 2.30.  Disclosure...........................................................31

ARTICLE III.       REPRESENTATIONS AND WARRANTIES OF THE BUYERS.............................32

        Section 3.01.  Organization; Qualification..........................................32
        Section 3.02.  Authority; Power; and No Violation...................................32
        Section 3.03.  Consents and Approvals...............................................33
        Section 3.04.  SEC Documents........................................................33
        Section 3.05.  No Brokers...........................................................33
        Section 3.06.  No Adverse Facts for Gaming Approvals................................33
        Section 3.07.  Financing............................................................34

ARTICLE IV.        PRECLOSING COVENANTS OF THE SELLERS......................................34

        Section 4.01.  Exclusivity..........................................................34
        Section 4.02.  Supplements and Updates to Representations and Warranties............35
        Section 4.03.  Maintenance of Status................................................35
        Section 4.04.  Operation of Business................................................35
        Section 4.05.  Maintenance of Assets and Properties.................................37
        Section 4.06.  Dividends and Other Payments.........................................37
        Section 4.07.  Access; Cooperation..................................................37
        Section 4.08.  Performance of Obligations Under Agreements..........................37
        Section 4.09.  Additional Notices...................................................38
        Section 4.10.  Fire or Casualty.....................................................38
        Section 4.11.  Governmental Approvals and Consents..................................38
        Section 4.12.  Capital Expenditures.................................................38
        Section 4.13.  Cooperation..........................................................39
        Section 4.14.  Severance Plan.......................................................39
        Section 4.15.  Annual Reports for Welfare Benefit Plans.............................39
        Section 4.16.  Annual Report for Flexible Spending Accounts Plan....................39
        Section 4.17.  401(k) Profit Sharing Plan Amendment.................................39
        Section 4.18.  Plan Documents.......................................................40


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
        Section 4.19.  Loan in Default Status...............................................40
        Section 4.20.  Stay-On Bonus Program................................................40
        Section 4.21.  Title Insurance......................................................40
        Section 4.22.  Surveys..............................................................40
        Section 4.23.  Intercompany Balances................................................41

ARTICLE V.         PRECLOSING COVENANTS OF THE BUYERS.......................................41

        Section 5.01.  Governmental Approvals...............................................41
        Section 5.02.  Cooperation..........................................................41
        Section 5.03.  Confidentiality......................................................41
        Section 5.04.  Financing............................................................42
        Section 5.05.  Timing Commitments...................................................42
        Section 5.06.  Necessary Action.....................................................43

ARTICLE VI.        OTHER MATTERS............................................................43

        Section 6.01.  Employee Obligations.................................................43
        Section 6.02.  Employee Stay Bonuses................................................44
        Section 6.03.  Hammond Payments.....................................................44
        Section 6.04.  Actions Relating to Employee Benefit Plans...........................44
        Section 6.05.  Stockholder Matters..................................................44

ARTICLE VII.       CONDITIONS PRECEDENT TO OBLIGATIONS OF
                   THE SELLERS..............................................................45

        Section 7.01.  Deliveries by Empress Illinois and Empress Indiana...................45
        Section 7.02.  Representations and Warranties of Each of the Buyers.................45
        Section 7.03.  Compliance...........................................................45
        Section 7.04.  Compliance Certificate...............................................45
        Section 7.05.  Legal Proceedings....................................................45
        Section 7.06.  Consents and Approvals...............................................45
        Section 7.07.  Opinion of the Buyers' Counsel.......................................45

ARTICLE VIII.      CONDITIONS PRECEDENT TO OBLIGATIONS OF
                   THE BUYERS...............................................................46

        Section 8.01.  Deliveries by the Sellers............................................46
        Section 8.02.  Representations and Warranties of the Sellers........................46
        Section 8.03.  Compliance...........................................................46
        Section 8.04.  Compliance Certificate...............................................46
        Section 8.05.  Legal Proceedings....................................................46
        Section 8.06.  Consents and Approvals...............................................46



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
        Section 8.07.  Opinion..............................................................46
        Section 8.08.  No Material Adverse Change...........................................47

ARTICLE IX.        CLOSING..................................................................47

        Section 9.01.  Closing Date.........................................................47
        Section 9.02.  Deliveries by the Sellers............................................47
        Section 9.03.  Deliveries of the Buyers.............................................48

ARTICLE X.         TERMINATION..............................................................49

        Section 10.01.  Events of Termination...............................................49
        Section 10.02.  Remedies for Breach; Effect of Termination..........................50

ARTICLE XI.        TAX MATTERS..............................................................52

        Section 11.01.  S Corporation Status................................................52
        Section 11.02.  Tax Indemnification Agreement.......................................52

ARTICLE XII.       INDEMNIFICATION..........................................................52

        Section 12.01.  Indemnification.....................................................52
        Section 12.02.  Indemnification by the Buyers.......................................53
        Section 12.03.  Notice..............................................................54
        Section 12.04.  Arbitration.........................................................54
        Section 12.05.  Defense of Claims...................................................55
        Section 12.06.  Limitations on Indemnification......................................56
        Section 12.07.  Payment of Losses...................................................56
        Section 12.08.  No Limitation for Fraud.............................................57
        Section 12.09.  No Environmental Contribution.......................................57
        Section 12.10.  Indemnification Exclusive Remedy....................................57

ARTICLE XIII.      FIRST SUPPLEMENTAL INDEMNIFICATION.......................................57

        Section 13.01.  First Supplemental Indemnification..................................57
        Section 13.02.  Satisfaction of First Supplemental Losses...........................57
        Section 13.03.   Survival of Indemnification Obligations............................58

ARTICLE XIV.       SECOND SUPPLEMENTAL INDEMNIFICATION......................................58

        Section 14.01.   Second Supplemental Indemnification................................58
        Section 14.02.  Satisfaction of Second Supplemental losses..........................58
        Section 14.03.   Survival of Indemnification Obligations............................59



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
ARTICLE XV.        MISCELLANEOUS............................................................59

        Section 15.01.  Survival; Release of General Escrow.................................59
        Section 15.02.  Counterparts........................................................60
        Section 15.03.  Commercially Reasonable Efforts.....................................60
        Section 15.04.  Expenses............................................................60
        Section 15.05.  Index and Captions..................................................60
        Section 15.06.  Public Disclosure...................................................61
        Section 15.07.  Notices.............................................................61
        Section 15.08.  Entire Agreement....................................................62
        Section 15.09.  Governing Law.......................................................62
        Section 15.10.  Waiver of Compliance; Modifications.................................62
        Section 15.11.  Validity of Provisions..............................................63
        Section 15.12.  No Intention to Benefit Third Parties...............................63
        Section 15.13.  Successors and Assigns..............................................63
        Section 15.14.  Construction........................................................63
        Section 15.15.  Time of Essence.....................................................64

ARTICLE XVI.       DEFINITIONS..............................................................64


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                          AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into this 2nd day of September, 1998 by and among Horseshoe Gaming, L.L.C., a Delaware limited liability company ("Parent"), Horseshoe Gaming (Midwest), Inc., a Delaware corporation ("Horseshoe"), Empress Acquisition Illinois, Inc., a Delaware corporation ("Empress Illinois"), Empress Acquisition Indiana, Inc., a Delaware corporation ("Empress Indiana"), Empress Entertainment, Inc., a Delaware corporation ("Empress"), Empress Casino Joliet Corporation, an Illinois corporation ("Empress Joliet"), and Empress Casino Hammond Corporation, an Indiana corporation ("Empress Hammond").

                                   WITNESSETH:

        WHEREAS, Empress Illinois, Empress Indiana and Horseshoe are affiliates of Parent, which is engaged primarily in the business of riverboat casino gaming;

        WHEREAS, Empress, Empress Hammond and Empress Joliet ("Sellers") are also engaged in the business of riverboat casino gaming;

        WHEREAS, the Board of Directors of each of Empress Joliet and Empress Illinois, and Empress Hammond and Empress Indiana have determined that a business combination between the parties is in the best interests of their respective companies and stockholders and accordingly have agreed to effect the mergers provided for herein upon the terms and subject to the conditions set forth herein and Empress, as the sole shareholder of Empress Joliet and Empress Hammond has determined the mergers to be in the best interests of Empress Joliet and Empress Hammond and has approved the mergers provided for herein; and

        WHEREAS, Article XVI of this Agreement lists certain defined terms used in this Agreement.

                                   AGREEMENT:

        NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants, representations and warranties contained in this Agreement, and for the purpose of prescribing the terms and conditions of the Merger, and such other provisions as are deemed necessary or desirable, the parties hereto do hereby agree as follows:



                                   ARTICLE I.

                                   THE MERGER

        Section I.1. The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.03 of this Agreement), (a) Empress Illinois shall be merged with and into Empress Joliet in accordance with the laws of the State of Illinois and the terms of this Agreement (the "Illinois Merger"), whereupon the separate corporate existence of Empress Illinois shall cease and Empress Joliet shall be the surviving corporation of the Illinois Merger (the "Illinois Surviving Corporation") and
(b) Empress Indiana shall be merged with and into Empress Hammond in accordance with the laws of the State of Indiana and the terms of this Agreement (the "Indiana Merger"), whereupon the separate corporate existence of Empress Indiana shall cease, and Empress Hammond shall be the surviving corporation of the Indiana Merger (the "Indiana Surviving Corporation"). For purposes of this Agreement, the Illinois Merger and the Indiana Merger shall be collectively referred to as the "Merger" and the Illinois Surviving Corporation and the Indiana Surviving Corporation shall be collectively referred to as the "Surviving Corporation." At any time prior to the Closing Date, either the Buyers or the Sellers may request the consent of the other parties to this Agreement to restructure the Merger, which consent shall not be unreasonably withheld.

        Section I.2. Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing Date") shall take place (a) at the offices of D'Ancona & Pflaum, 30 North LaSalle, Suite 2900, Chicago, Illinois 60602 on such date as is determined in accordance with Section 9.01 and upon the satisfaction or waiver of the conditions set forth in Articles VII and VIII of this Agreement; or (b) at such other place, time, and/or date as the parties hereto may otherwise agree (the "Closing Time").

        Section I.3. Effective Time. If all of the conditions to the Merger set forth in Article I of this Agreement have been fulfilled or waived as provided herein and this Agreement shall not have been terminated as provided in Article X hereof, the parties hereto shall cause certificates of merger (the "Certificates of Merger") to be properly executed and filed in accordance with the laws of the States of Delaware, Indiana and Illinois and the terms of this Agreement on or before the Closing Date. The parties hereto also shall take such further actions as may be required under the laws of the States of Delaware, Indiana and Illinois in order to effect the Merger. The Merger shall become effective at such time as all necessary Certificates of Merger have been duly filed with the Secretaries of State of Delaware, Indiana and Illinois (the "Effective Time").

        Section I.4. Legal Effect. From and after the Effective Time, each Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of, in each case, the respective merging corporations, all as provided under applicable law and subject to the terms and conditions set forth in this Agreement.




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



        Section I.5. Merger Consideration. Subject to the terms and conditions set forth in this Agreement, the aggregate consideration to be received by Empress upon the consummation of the Mergers shall be an aggregate amount equal to: (a) Six Hundred Nine Million Dollars ($609,000,000), plus or minus (as the case may be) (b) Net Working Capital (or the deficit in Net Working Capital) minus (c) Existing Debt plus (d) the aggregate amount of the Hammond Payments (the "Merger Consideration"). For purposes of the Closing, the Buyers and the Sellers shall make a good-faith estimate of the Merger Consideration based upon the anticipated amounts of Net Working Capital and Existing Debt after a review of the most recent ascertainable combined financial information of the Subsidiaries available immediately prior to the Closing (the "Estimated Merger Consideration"). The Estimated Merger Consideration shall be paid at the Closing as follows:

                      (1) Four Million Dollars ($4,000,000) will be paid to the
               Escrow Agent to be held in trust in accordance with Section 1.06 below (the "Adjustment Escrow").

                      (2) The amounts set forth on Schedule 1.07 will be paid to the Escrow Agent to be held in trust in accordance with Section
               1.07 below (the "Indemnification Escrows").

                      (3) 50% of the agreed upon amount to fund the Stay-on
               Bonus Plan will be paid to the Escrow Agent to be held in trust in accordance with Section 1.08 below (the "Bonus Escrow"); provided that the amount paid pursuant to this clause (iii) shall not exceed Six Hundred Seventy-Six Thousand Dollars ($676,000).

                      (4) The difference obtained by subtracting the aggregate
               of the amounts deposited into escrow or paid as described in (i),
               (ii), and (iii) above from the Estimated Merger Consideration will be paid to Empress at Closing by wire transfer of immediately available funds in accordance with written wire instructions to be provided by Empress not later than two (2) business days prior to Closing (the "Closing Consideration") and such amount shall be held by Empress until the Stockholders have complied with Section 6.05.

        Section I.6. Adjustment Escrow and Merger Consideration Determination. The funds in the Adjustment Escrow shall be held by the Escrow Agent in trust pending the final determination as to the Merger Consideration, pursuant to an Escrow Agreement to be in a form to be mutually agreed upon by the Buyers and the Sellers in their reasonable discretion (the "Adjustment Escrow Agreement"). Empress Joliet and Empress Hammond shall prepare a combined statement of Net Working Capital and Existing Debt as of the Closing Date (the "Closing Statement") within 30 days following the Closing Date so as to determine the Merger Consideration. The Closing Statement shall be prepared in accordance with GAAP applied in a manner consistent with the accounting principles applied in the preparation of the historical financial statements of Empress, based upon Empress' historical accounting principles and past practices including the use of Empress' methodology for establishing reserves for accounts receivable, slot club liability and any other account subject to estimate or judgment. If, based on the Merger Consideration as finally determined by the parties in accordance with this Section 1.06, (a) the Merger Consideration exceeds the Estimated Merger Consideration, (i) the Escrow Agent shall disburse the funds held in the Adjustment Escrow to Empress and (ii) the Buyers shall forthwith pay the difference of the Merger Consideration over the Estimated Merger Consideration to Empress together with interest on the amount of such difference from the Closing Date through the date of payment at a rate of 8% per annum; or (b) the Merger Consideration is less than the Estimated Merger Consideration, (i) the Escrow Agent shall forthwith pay the difference between the Estimated Merger Consideration and the Merger Consideration to the Buyers in accordance with the terms of the Adjustment Escrow Agreement, (ii) the Escrow Agent shall disburse the remaining balance, if any, of the Adjustment Escrow to Empress and (iii) the deficiency, if any, of (1) the difference between the Estimated Merger Consideration and the Merger Consideration over (2) the Adjustment Escrow shall be paid by Empress to Horseshoe together with interest on the amount of such difference from the Closing Date through the date of payment at a rate of 8% per annum.

        Empress shall have 30 days after receipt of the Closing Date Balance Sheet from Empress Joliet and Empress Hammond (the "Dispute Period") to dispute any of the elements of the Closing Date Balance Sheet (a "Dispute"). If Empress does not give written notice of a Dispute within the Dispute Period to the Buyers (a "Dispute Notice"), the Closing Statement shall be deemed to have been accepted and agreed to by Empress in the form in which it was delivered by the Buyers and shall be final and binding upon the parties hereto. Any Dispute Notice issued by Empress shall set forth in reasonable detail the elements and amounts with which it disagrees. During the 15 day period following receipt by the Buyers of such Dispute Notice, the Buyers and Empress shall attempt to resolve such Dispute and agree in writing upon the final content of the disputed Closing Statement and the appropriate Merger Consideration adjustment based thereon.

        If the Buyers and Empress are unable to resolve any Dispute within the 15 day period after the Buyers' receipt of a Dispute Notice, the Arbitrating Accountant shall be engaged as arbitrator hereunder to settle such Dispute as soon as practicable. In the event the Arbitrating Accountant is unwilling or unable to arbitrate the dispute, the parties shall select by mutual agreement another nationally recognized certified public accounting firm who is not rendering (and during the preceding two (2) year period has not rendered) services to the Buyers or Empress or any of their respective Affiliates, to serve as Arbitrating Accountant. In connection with the resolution of any Dispute, the Arbitrating Accountant shall have access to all documents, records, work papers, facilities and personnel necessary to perform its function as arbitrator and shall be authorized by both parties to follow such procedures and the commercial arbitration rules of the American Arbitration Association which in the sole exercise of its professional judgment shall be deemed appropriate. Empress and the Buyers shall have all rights to discovery in connection with the arbitration pursuant to the federal rules of civil procedure.

The Arbitrating Accountant's award with respect to any Dispute shall be final and binding upon the parties hereto, and judgment may be entered on the award. The costs and expenses of the Arbitrating Accountant shall be shared equally among the Buyers and Empress.

        The Buyers shall maintain the chief financial officer of Empress Hammond and Empress Joliet as an employee of Empress Hammond and Empress Joliet during the Dispute Period with all rights of access to corporate records and, to the extent Empress provides the Buyers with a Dispute Notice during the Dispute Period, until such time as the Dispute raised therein is resolved by the Arbitrating Accountant, and all funds held in the Adjustment Escrow have been released in full.

        Section I.7. Indemnification Escrows. At the Closing, the amount set forth on Schedule 1.07 shall be deposited with the Escrow Agent (the "General Escrow") pursuant to an escrow agreement to be mutually agreeable to the Buyers and the Sellers in their reasonable discretion (the "General Escrow Agreement"). Escrowed Funds in the General Escrow shall be used to satisfy indemnification claims pursuant to Section 12.01, subject to the terms and conditions of Article XII and on the terms and subject to the conditions set forth in the General Escrow Agreement. At the Closing, the amount set forth on Schedule 1.07 shall be deposited with the Escrow Agent pursuant to an escrow agreement to be mutually agreeable to the Buyers and the Sellers in their reasonable discretion (the "First Supplemental Escrow Agreement"). At the Closing, the amount set forth on
Schedule 1.07 shall be deposited with the Escrow Agent (the "Second Supplemental Escrow" and together with the First Supplemental Escrow, the "Supplemental Escrows") pursuant to an escrow agreement to be mutually agreeable to the Buyers and the Sellers in their reasonable discretion. Escrowed Funds in the Supplemental Escrows shall be used to satisfy Supplemental Indemnity Losses subject to the terms and conditions set forth in Article XIII and Article XIV and on the terms and subject to the conditions set forth in the Supplemental Escrow Agreements.

        Section I.8. Bonus Escrow. At the Closing, the Sellers and Buyers will each deposit 50% of the agreed upon amount, such amount not to exceed $1,352,000 in the aggregate to fund the Stay-On Bonus Plan with the Escrow Agent pursuant to an escrow agreement to be mutually agreeable to the Buyers and the Sellers in their reasonable discretion (the "Bonus Escrow Agreement"). The Bonus Escrow shall be used to pay the Employee Bonuses pursuant to Section 6.02.

        Section I.9. Deposit. The Buyers are depositing $10,000,000, (plus any interest earned thereon, the "Deposit"), with the Escrow Agent (the "Deposit Escrow") pursuant to an escrow agreement to be substantially in the form of Exhibit A (the "Deposit Escrow Agreement," and together with the Adjustment Escrow Agreement, the General Escrow Agreement, the Supplemental Escrow Agreements, and the Bonus Escrow Agreement, the "Escrow Agreements"). The Deposit, without any right of set-off, shall be paid to Empress in the event of termination of this Agreement pursuant to Sections 5.04, 5.05(a), 10.01(a), (b), and (d) and the Deposit shall be returned to the Buyers upon termination of this Agreement pursuant to Section 10.01(c), (e), (f) or (h)(ii). In the event of a termination pursuant to Section 10.01(g), the Buyers and the Sellers shall mutually determine how the Deposit will be disbursed. In the event of a termination of this Agreement pursuant to Section 10.01(h)(i), the Deposit shall be paid to Empress unless such termination arises as a result of the Buyers being unable to obtain the necessary approvals and consents from the Illinois Gaming Board and the Indiana Gaming Commission, in which case the Deposit shall be returned to the Buyers. In the event of a Closing, the Deposit shall be credited against the Merger Consideration and distributed to Empress in accordance with Section 1.05. If the Deposit is paid to Empress as a result of a termination of this Agreement pursuant to Section 5.04, 5.05(a), 10.01(a), (b), (d) or (h)(i), the Deposit shall be paid as liquidated damages (and not as a penalty) in recognition of the difficulty to ascertain damages. Receipt of the Deposit shall be in lieu of all other rights and remedies available to any of the Sellers and any of their respective Affiliates, stockholders, representatives and agents, as a result of a breach of this Agreement by any of the Buyers.

        Section I.10.  Conversion of Shares.

               (2) At the Effective Time, (i) each share of Common Stock of each of Empress Illinois and Empress Indiana outstanding at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, shall be converted into and exchanged for one share of newly issued Common Stock of the Illinois Surviving Corporation and the Indiana Surviving Corporation, respectively; and (ii) the shares of voting and non-voting common stock, par value $0.01 per share, of Empress Joliet and Empress Hammond (respectively, the "Joliet Shares" and the "Hammond Shares" and collectively, the "Shares") outstanding at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, shall be converted and exchanged into the right to receive the Merger Consideration subject to amounts to be deposited into escrow pursuant to the Escrow Agreements.

               (3) As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time, all Shares shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and Empress shall thereafter cease to have any rights with respect to such Shares, except for the right to receive, without interest, the consideration set forth in Section 1.05 upon the surrender of certificates representing the Shares in accordance with the provisions of this Article I.

               (4) Each Share of Empress Hammond and Empress Joliet held as treasury stock at the Effective Time shall be canceled, and no payment shall be made with respect thereto.

        Section I.11. Exchange of Certificates Representing Shares. Upon surrender of the Certificates representing Shares duly endorsed for transfer or accompanied by validly executed stock powers, Empress shall be entitled to receive in exchange therefor the Merger Consideration. Until so surrendered, each Certificate that, at the Effective Time, represented Shares will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive the Merger Consideration.

        Section I.12. Taking of Necessary Action; Further Action. Each of the Buyers and each of the Sellers shall take all such action as may be reasonably necessary or appropriate in order to effectuate the transactions contemplated by this Agreement which shall include but not be limited to the Sellers providing reasonable assistance to the Buyers in the process of obtaining all necessary gaming board and commission approvals and consents; provided that such actions do not unreasonably increase the liability of such party. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of each of the Subsidiaries, except as otherwise provided herein, the officers and directors of the appropriate entity are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is consistent with this Agreement.

        Section I.13. Fair Consideration. The parties acknowledge and agree that the Merger Consideration represents fair consideration and reasonably equivalent value for the Shares and the transactions, covenants and agreements set forth in this Agreement, which consideration was agreed upon as the result of arm's-length, good faith negotiations between the parties and their respective representatives.

        Section I.14. Certain Matters Relating to the Illinois Surviving Corporation and the Indiana Surviving Corporation.

               (5) Certificates of Incorporation of the Surviving Corporation. The Certificate of Incorporation of each of Empress Joliet and Empress Hammond in effect at the Effective Time shall be the Certificate of Incorporation of each of the Illinois Surviving Corporation and the Indiana Surviving Corporation, respectively, until amended in accordance with its terms and pursuant to applicable law.

               (6) By-Laws of the Illinois and the Indiana Surviving Corporation. The By-Laws of each of Empress Joliet and Empress Hammond in effect at the Effective Time shall be the By-Laws of each of the Illinois Surviving Corporation and the Indiana Surviving Corporation, respectively, until amended in accordance with the terms of such By-Laws and pursuant to applicable law and the Articles of Incorporation of the Illinois Surviving Corporation and Indiana Surviving Corporation.

               (7) Directors of the Illinois Surviving Corporation and the Indiana Surviving Corporation. The directors of the Illinois Surviving Corporation and the Indiana Surviving Corporation immediately after the Effective Time shall be the same as the directors of Empress Illinois and Empress Indiana, respectively, immediately prior to the Effective Time, to hold office until their successors are duly appointed or elected in accordance with applicable law and the by-laws of the Illinois Surviving Corporation and the Indiana Surviving Corporation, as applicable.

               (8) Officers of the Surviving Corporation. The officers of the Illinois Surviving Corporation and the Indiana Surviving Corporation immediately after the Effective Time shall be the same as the officers of Empress Illinois and Empress Indiana, respectively, immediately prior to the Effective Time to hold such offices until their successors are duly appointed or elected in accordance with applicable law and the by-laws of the Illinois Surviving Corporation and the Indiana Surviving Corporation as applicable.


                                   ARTICLE II.

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

        As a material inducement to the Buyers to enter into this Agreement, to enter into all other agreements and documents to be executed by the Buyers in connection with this Agreement and to consummate the transactions contemplated hereby and thereby, except as set forth in the disclosure schedules attached to this Agreement and referenced herein, Empress represents and warrants to the Buyers that:

        Section II.1. Organization; Standing; and Qualification. Empress and each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority and all governmental licenses, authorizations, consents and approvals necessary to own, lease and operate its properties and to carry on its business as it is now being conducted. Empress and each Subsidiary is duly qualified to transact business as a foreign corporation and is in good standing in every jurisdiction in which such qualification is necessary because of the nature of the properties or assets owned, leased or operated by it or the nature of the business conducted by it. The jurisdictions in which Empress and each Subsidiary are qualified to transact business are set forth on Schedule
2.01 hereto. Except as set forth on Schedule 2.01, neither Empress nor any Subsidiary has any subsidiaries or Affiliates and neither Empress nor any Subsidiary owns any capital stock or other proprietary interest, directly or indirectly, in any Person or has any agreement to acquire any such capital stock or other proprietary interest. Complete and correct copies of the Certificate of Incorporation, Bylaws or other organizational documents of Empress and each Subsidiary, each as amended to the date hereof, have been or, prior to the Closing, will be delivered to the Buyers.

        Section II.2. Authority; Power; and No Violation. The execution and delivery of this Agreement and all documents to be executed in connection herewith by Empress, Empress Joliet and Empress Hammond have been authorized by all necessary corporate action on the part of Empress, Empress Joliet and Empress Hammond. Empress, Empress Joliet and Empress Hammond each have the requisite corporate power and corporate authority to execute and deliver this Agreement and all documents to be executed in connection herewith, and to take any and all other actions required to be taken, directly or indirectly, by it pursuant to the provisions of this Agreement and all documents to be executed in connection herewith. This Agreement constitutes the legal, valid and binding obligation of Empress, Empress Joliet and Empress Hammond enforceable against Empress, Empress Joliet and Empress Hammond in accordance with its terms. Except as set forth on Schedule 2.02, the execution and delivery of this Agreement, the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated by this Agreement will not: (a) conflict with, violate, result in a breach of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation, or acceleration under any provision of the Certificate of Incorporation or Bylaws of Empress or any Subsidiary, any Certificate of Merger filed or recorded prior to the date hereof, or any of the terms, conditions or provisions of any Contract; (b) violate any Law applicable to Empress or any Subsidiary or any of their respective properties, assets, or outstanding shares of capital stock or other securities; or (c) constitute an event which, with or without notice, lapse of time, or action by a third party, could result in the creation of any Lien upon any of the Shares or any of the properties or assets of Empress or any Subsidiary, or cause the maturity of any liability, obligation, or debt of Empress or any Subsidiary to be accelerated or increased. This Agreement and all of the transactions contemplated hereby have been properly approved by the Board of Directors and stockholders of Empress, Empress Joliet and Empress Hammond.

        Section II.3. Capital Structure of Empress and the Subsidiaries and Related Matters. Schedule 2.03 sets forth the following information for Empress and each Subsidiary, if applicable: (a) its name and jurisdiction of incorporation or organization; (b) the location of its principal office; (c) a summary of its lines of business; (d) its authorized capital stock or share capital; (e) the number of issued and outstanding shares of capital stock or share capital and the owners thereof; and (f) a list of its officers and directors. Except as set forth on Schedule 2.03, the Shares constitute all of the issued and outstanding shares of capital stock of Empress Joliet and Empress Hammond, and all of the issued and outstanding shares of capital stock or member interests of each Subsidiary are owned by Empress or Empress Hammond, as applicable, free and clear of all Adverse Claims, Liens and rights of any other Person. Empress has good and marketable title to the Shares owned by Empress, free and clear of all Adverse Claims, Liens and rights of any other Person, except as set forth on Schedule 2.03. There are no classes of capital stock of any Subsidiary authorized, issued or outstanding other than as set forth on
Schedule 2.03. All outstanding shares of capital stock or member interests of each Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth on Schedule 2.03, no class of shares of capital stock of any Subsidiary is entitled to preemptive rights. Except as set forth on Schedule 2.03, there are no outstanding options, warrants or other rights of any kind to acquire any shares of capital stock of Empress or any Subsidiary, nor any outstanding securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any shares of capital stock of Empress or any Subsidiary, and neither Empress nor any Subsidiary has entered into or is a party to any contract, commitment, agreement, understanding, arrangement, or claim of any kind to issue any securities. Except as set forth on Schedule 2.03, neither Empress nor any Subsidiary is a party to any contract, commitment, agreement, understanding, arrangement or claim involving stock appreciation rights or constituting a phantom stock plan. All outstanding equity securities of Empress and each Subsidiary were issued in compliance with all applicable federal, state and other securities laws and regulations.

        Section II.4. Consents and Approvals. Except as set forth on Schedule 2.04, the execution, delivery and performance of this Agreement by Empress, Empress Joliet and Empress Hammond and the consummation by Empress, Empress Joliet and Empress Hammond of the transactions contemplated hereby will not require any notice to, or consent, authorization, or approval from any court or governmental authority or any other third party. Except as set forth in Schedule 2.04, any and all notices, consents, authorizations, and approvals set forth on
Schedule 2.04 have been or, prior to the Closing, will be made and obtained.

        Section II.5. Transactions with Certain Persons. Except as set forth on
Schedule 2.05, no Subsidiary is owed any amount from, owes any amount to, has any contracts with or has any commitments to: (a) Empress or any stockholder of Empress (individually, a "Stockholder" and, collectively, the "Stockholders") or any family member of any Stockholder; (b) any employee of Empress or any Subsidiary other than in the ordinary course of business; or (c) any other Subsidiary or Affiliate of Empress or any Subsidiary. Except as set forth in
Schedule 2.05, no officer or director of Empress or any Subsidiary has any direct or indirect interest in (i) any property or assets of Empress or any Subsidiary (except as a stockholder), (ii) any competitor, customer, supplier or agent of Empress or any Subsidiary or (iii) any Person which is a party to any contract or agreement with Empress or any Subsidiary.

        Section II.6. Financial Statements. True and complete copies of the audited financial statements of Empress, and each of Empress Hammond and Empress Joliet as of and for each of the years ended December 31, 1995, 1996 and 1997 (collectively, the "Annual Financial Statements"), and the consolidated balance sheets and related statements of income and cash flows of Empress and each of Empress Joliet and Empress Hammond as of and for the seven (7) months ended July 31, 1998 (the "Interim Financial Statements") are attached hereto as Schedule 2.06(a) (collectively, the "Financial Statements"). The Financial Statements are true, correct and complete, and have been prepared from the books and records of Empress and the Subsidiaries in accordance with generally accepted accounting principles consistently applied. The balance sheets included in the Financial Statements fairly present the consolidated financial condition of Empress, Empress Joliet and Empress Hammond, respectively, as of the date thereof, and the related statements of income and cash flows fairly present the consolidated results of operations and cash flows of Empress, Empress Joliet and Empress Hammond, respectively, for the periods indicated. The Interim Financial Statements include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the consolidated financial condition, results of operations and cash flows of each of Empress, Empress Joliet and Empress Hammond. The Financial Statements contain and reflect, in accordance with generally accepted accounting principles, adequate provisions for all reasonably anticipated liabilities and adequate reserves for all reasonably anticipated losses, costs and expenses consistent with past practices, including reserves for uncollectible Accounts Receivable.
Schedule 2.06(b) sets forth certain projected financial information (including balance sheets and statements of income and cash flows) and capital expenditure budgets relating to operations of Empress and the Subsidiaries for 1998 (collectively, the "Budgets"). The Budgets were prepared in good faith and in the ordinary course.

        Section II.7. Accounting Controls. Each of Empress and each Subsidiary maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (a) transactions are executed in accordance with management's general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability,
(c) access to assets is permitted only in accordance with management's general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

        Section II.8. Outstanding Debt and Related Matters. Schedule 2.08 sets forth all outstanding Debt of each of Empress and each of the Subsidiaries. There exists no default under the provisions of any instrument evidencing any outstanding Debt or of any agreement relating thereto. Except as set forth on
Schedule 2.08, neither Empress nor any Subsidiary has guaranteed any obligation of any Person, nor has any other Person guaranteed any obligation of Empress or any Subsidiary, including obligations with respect to the outstanding Debt. Except as set forth on Schedule 2.08, all outstanding Debt can be prepaid at any time without penalty. All outstanding Debt of Empress and the Subsidiaries was issued in compliance with all applicable federal, state or other securities laws and regulations. The offering documents used in connection with the offer and sale of the Notes (a) complied as to form in all material respects with the applicable requirements of all applicable federal, state and other securities laws and regulations, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein in light of the circumstances under which they were made not misleading.

        Section II.9. Taxes. Except as disclosed in Schedule 2.09:

               (9) Empress has qualified as an S corporation within the meaning of Section 1361 of the Code for each taxable year, beginning with the taxable year which includes the date of its incorporation. Empress Joliet and Empress Hammond each qualify, and Empress has properly made an election to treat each of Empress Joliet and Empress Hammond, as a qualified subchapter S subsidiary within the meaning of Section 1361 of the Code, and each such election has been effective for the entire time that Empress has owned shares of Empress Joliet and Empress Hammond. Empress and each Subsidiary have qualified, and Sellers, Empress and each Subsidiary have taken such actions and filed such elections or returns to elect, to be treated as the equivalent of an S corporation or qualified subchapter S subsidiary, as the case may be, in each jurisdiction in which Empress or each Subsidiary, as the case may be, conducts its business or would otherwise be taxable on its income, in the case of Empress, for each taxable year beginning with the taxable year of its incorporation, and for each Subsidiary for the entire time that Empress has owned any shares of such Subsidiary. Empress, Empress Joliet and Empress Hammond have not taken or caused or permitted to be taken any action that would have caused a termination of Empress' S election for any period or a termination of the qualified subchapter S subsidiary election with respect to Empress Joliet or Empress Hammond for any period. Empress Joliet and Empress Hammond will not be liable for the Tax imposed by
        Section 1374 of the Code in connection with the Merger of Empress Joliet and Empress Hammond into Empress Indiana and Empress Illinois, as applicable, or as a result of a Section 338(h)(10) election.

               (10) Empress, Empress Joliet and Empress Hammond have properly and timely filed its federal and state income Tax Returns as an S corporation for each of the five successive Taxable years ending on December 31, 1997 (or all Tax years in which such entity has been in existence if less than five years). Empress and each Subsidiary have or will have filed prior to or on the Closing Date all Tax Returns, information returns, statements, reports and forms (including estimated Tax Returns and reports) required to be filed by it or on its behalf in each jurisdiction in which such filing is necessary or required for the conduct of its business on or before the Closing Date with any Taxing Authority (collectively, the "Returns"). As of the Closing Date and subsequent to Closing, the Returns have been or will be filed when due in accordance with all applicable laws and, as of the time of filing, were or will be true, correct and complete in all respects. Each of Empress and the Subsidiaries have or will have (i) properly and fully paid to the extent due and payable, (ii) withheld and paid over or deposited in the case of any Taxes required to be withheld and paid in connection with amounts paid or owing to any employee, independent contractor, stockholder, claimant, creditor or other party and (iii) adequately reserved (in accordance with generally accepted accounting principles applies on a basis consistent with that of prior years) in the case of Taxes payable or anticipated to be payable on account of the operations or omissions of Empress and each of the Subsidiaries for any and all periods up to and including the Closing Date.

               (11) Neither Empress nor any Subsidiary has requested, nor will it request prior to the Closing Date without advance notice to Horseshoe, an extension of time within which to file or send any Return which has not since been filed or sent. Neither Empress nor any Subsidiary has, and will not have granted prior to or on the Closing Date, any extension or waiver of the limitation period applicable to any Returns to any Taxing Authority. There is no claim, audit, action, suit, proceeding, or investigation pending or, to the knowledge of Empress, threatened or asserted against or with respect to Empress or any Subsidiary in respect of any Tax. Neither Empress nor any Subsidiary is subject to any penalty by reason of a violation of any order, rule or regulation of, or with respect to any Return or any other return or report required to be filed with, any Taxing Authority. Neither Empress nor any Subsidiary has any pending requests for rulings with any Taxing Authority. There are no Liens for Taxes upon the assets of Empress or any Subsidiary except Liens for current Taxes not yet due. No power of attorney granted by Empress or any of the Subsidiaries with respect to any tax matter is currently in force. All applicable limitation periods for the assessment of any Taxes against Empress and the Subsidiaries or against any corporation or other entity included in a federal, state or local consolidated or combined income tax return filed by or otherwise including any of Empress and the Subsidiaries for all taxable periods ending prior to the taxable period which includes December 31, 1992, have closed or expired. No issue has been raised by the Internal Revenue Service or other Taxing Authority in any examination of the Tax Returns of Empress or any Subsidiary which , by application of the same or similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined. Empress and the Subsidiaries have provided Purchaser with true and complete copies of all federal, state and local income tax returns constituting part of the Tax Returns which relate to the conduct of the businesses of Empress and the Subsidiaries, as well as any correspondence and agreements with the Internal Revenue Service or other Taxing Authority for all periods for which assessments are not barred by operation of the relevant statute of limitations.

               (12) Except for the obligations set forth in this Agreement, neither Empress nor any Subsidiary is currently under any contractual obligation (whether oral or written) to indemnify any other Person with respect to Taxes nor is Empress or any Subsidiary a party to any agreement (whether oral or written) providing for payments with respect to Taxes. None of Empress and the Subsidiaries has been a member of an affiliated group (within the meaning of Section 1504 of the Code) filing a consolidated federal income Tax Return or has any liability for Taxes under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law. None of the property owned or used by Empress or any Subsidiary is subject to a Tax benefit transfer lease executed in accordance with Section 168(f)(8) of the Code. The accruals and reserves for Taxes reflected in the Interim Financial Statements (other than any reserved for deferred Taxes established to reflect timing differences between book and Tax income) are adequate to cover all Taxes accruable through the date of such Interim Financial Statements (including interest and penalties, if any, thereon). None of the Stockholders is a foreign person within the meaning of the Code. None of Empress or any Subsidiary could be liable for the Taxes of any person as a "transferee" within the meaning of Section 6901(a) of the Code; (i) any adjustment of Taxes made by any taxing authority that is required to be reported to any other taxing authority has been so reported and any additional Taxes with respect thereto have been paid; and (ii) no claim has been made by any taxing authority in a jurisdiction where Empress or any Subsidiary does not file a Tax Return that it is or may be subject to Tax in that jurisdiction.

        Section II.10. Compliance with Laws; No Default or Litigation. Except as set forth in Schedule 2.10:

               (13) Neither Empress nor any Subsidiary is in default or violation (nor is there any event which, with notice or lapse of time or both, would constitute a default or violation) in any respect of (i) any contract, agreement, lease, consent, order, permit, or other commitment to which it is a party or to which its properties, assets or business is subject or bound, or (ii) any Law;

               (14) There are no actions, suits, claims, investigations, notices of violation, or legal arbitration or administrative proceedings in progress, pending or threatened by or against Empress or any Subsidiary (or any of their respective properties, assets or businesses) whether at law or in equity, whether civil or criminal in nature, or whether before or by a federal, state, local or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign or any Person, and no fact or circumstance exists and no event has occurred which could give rise to any such action, suit, claim, investigation, notice of violation, or legal arbitration or administrative proceeding;

               (15) Neither Empress nor any Subsidiary has been charged with or received any notice of any violation of any Law relating to Empress or any Subsidiary, their respective properties, assets or businesses, or the transactions contemplated by this Agreement;

               (16) Neither Empress nor any Subsidiary is subject to any agreement, contract or decree with any governmental entities arising out of any current or previously existing violations of any Law applicable to Empress or any Subsidiary; and

               (17) No action, suit, or proceeding has been instituted or, to the knowledge of Empress, threatened to restrain, prohibit, or otherwise challenge the legality or validity of the transactions contemplated by this Agreement.

        Section II.11. Sufficiency of Assets. The Subsidiaries own all right, title and interest, or a valid leasehold interest in all property of any type used or useful in the operation of their respective businesses. Empress does not own or lease any property of any type used or useful in the operation of the Subsidiaries' businesses.

        Section II.12. Real Property.

               (18) Schedule 2.12 (a) sets forth an accurate, complete and correct list of all real property owned or under a contract to purchase by Empress and each Subsidiary (the "Real Property") and all real property leased, subleased or licensed to and/or operated by Empress or any Subsidiary (collectively the "Leased Real Property"). The Real Property and the Leased Real Property are referred to herein collectively as the "Empress Real Property."

               (19) To their knowledge, each Subsidiary has good and marketable fee simple title to the Real Property owned by it or can acquire good and marketable fee simple title to the Real Property it has contracted to purchase free and clear of any and all Liens, encumbrances, restrictions, leases, options to purchase, options to lease, conditions, covenants, assessments, defects, claims or exceptions, and none of the Real Property is subject to any lease or any grant to any Person of a right to the use, occupancy or enjoyment of the Real Property or any portion thereof, except those matters set forth in Schedule 2.12(b). To the knowledge of Empress, all Empress Real Property is in good operating condition and repair (reasonable wear and tear excepted), is suitable for the purposes for which it is presently being used and, to the knowledge of Empress and the Subsidiaries, is adequate to meet all present and reasonably anticipated future requirements of the business, as currently conducted or as proposed to be conducted, of Empress and the Subsidiaries.

               (20) Except as set forth on Schedule 2.12(c), neither Empress nor any Subsidiary has been charged with or received any notice of any violation of any rule, regulation, ordinance, law, order, decree, or requirement relating to Empress or any Subsidiary, its respective properties, assets or business, or the transactions contemplated by this Agreement. Each of the Leased Real Property leases and subleases (and leases underlying such subleases) contains no terms other than the terms contained in the copies heretofore delivered to the Buyer.

               (21) Except for those matters set forth in Schedule 2.12(d), to the knowledge of Empress and the Subsidiaries, the Real Property is free and clear of any and all liens, encumbrances, restrictions, leases, options to purchase, options to lease, conditions, covenants, assessments, defects, claims or exceptions, and none of the Real Property is subject to any lease or any grant to any Person of a right to the use, occupancy or enjoyment of the Real Property or any portion thereof.

               (22) Each Subsidiary has a valid leasehold, subleasehold or license interest in the Leased Real Property leased or operated by it, free and clear of any and all liens, encumbrances, restrictions, leases, options to purchase, options to lease, conditions, covenants, assessments, defects, claims or exceptions and none of the Leased Real

        Property is subject to any lease or any grant to any Person of a right to the use, occupancy or enjoyment of the Leased Real Property or any portion thereof, except as set forth in the Lease Documents (defined below) and those matters set forth in Schedule 2.12 (e).

               (23) Except as disclosed in Schedule 2.12(f), there is no action, proceeding or litigation pending, or, to the knowledge of Empress and the Subsidiaries, threatened (i) to take all or any portion of the Empress Real Property, or any interest therein, by eminent domain; (ii) to modify the zoning of, or other governmental rules or restrictions applicable to, the Empress Real Property or the use or development thereof; (iii) for any street widening or changes in highway or traffic lanes or patterns in the immediate vicinity of the Empress Real Property; or (iv) otherwise relating to the Empress Real Property or the interests of Empress and each of the Subsidiaries therein, or which otherwise would interfere with the use, ownership, improvement, development and/or operation of the Empress Real Property. There are no violations of any Law affecting the Empress Real Property. There are no mechanics' or tax liens affecting the Empress Real Property, and all services or materials which have been furnished to the Empress Real Property have been fully paid or provided for. All service contracts, warranties and guaranties covering any portion of the Empress Real Property are and shall be at the Closing in full force and effect in accordance with their terms. To the knowledge of Empress and the Subsidiaries, there are no assessments affecting the Empress Real Property and no assessments are contemplated. There are no tax abatements or exemptions affecting the Empress Real Property. All public utilities required for the operation of the Empress Real Property either enter the Empress Real Property through adjoining public streets, or if they pass through adjoining private land do so in accordance with valid public easements or private easements which will inure to the benefit of the Buyers after the Closing. To the knowledge of Empress and the Subsidiaries, there are no defects in the design or construction of the buildings located on the Empress Real Property or Leased Real Property.

               (24) Schedule 2.12 (g) lists all the leases and other agreements affecting the use or occupancy of the Leased Real Property now in effect (including, without limitation, subleases, licenses, concessions, tenancies and other occupancy agreements covering or encumbering all or any portion of the Leased Real Property), together with any guarantees, supplements, amendments, modifications, extensions and renewals of the same, and all additional remainders, reversions, and other rights and estates appurtenant thereto (collectively, the "Lease Documents"); except as set forth on Schedule 2.12 (g), (i) neither Empress nor any Subsidiary is in breach of or in default under any of the Lease Documents; (ii) no party to any of the Lease Documents has given the other notice of or made a claim with respect to any breach or default under any of the Lease Documents; and (iii) and no events have occurred which with or without notice or lapse of time or both would constitute a breach or default under any of the Lease Documents. All of the Lease Documents are in full force and effect and constitute legal, valid and binding obligations of Empress, the Subsidiary and, to the knowledge of Empress and the

        Subsidiaries, the other party in each case, enforceable in accordance with their terms. Except as set forth on Schedule 2.12 (g), no consent of any landlord, licensor or grantor of the Leased Real Property is required in connection with the transactions contemplated by this Agreement and following the Closing, the Buyers will continue to be entitled to the full benefits and use of the Leased Real Property.

               (25) Except as disclosed in Schedule 2.12 (h), (i) no land or property constituting the Empress Real Property is in violation of any applicable Laws and (ii) to the knowledge of Empress and the Subsidiaries, there are no violations of applicable laws, regulations or restrictions respecting land adjoining the Empress Real Property that could adversely impact Empress or its Subsidiaries, (iii) to the knowledge of Empress and the Subsidiaries, there are no use restrictions, exceptions, limitations, deed covenants, reservations, prohibitions or the like on the Empress Real Property which could interfere with or impair, now or in the future, the conduct of the business of Empress and its Subsidiaries as the same is now being conducted and (iv) to the knowledge of Empress and the Subsidiaries, there are no defects in the physical condition of the Empress Real Property or the improvements located on the Empress Real Property.

               (26) Except as disclosed in Schedule 2.12 (i), to the knowledge of Empress and the Subsidiaries, no portion of the Empress Real Property or the roads immediately adjacent to the Empress Real Property: (i) based on title reports and surveys, is situated in a "Special Flood Hazard Area," as set forth on a Federal Emergency Management Agency Flood Insurance Rate Map or Flood Hazard Boundary Map; (ii) was the former site of any public or private landfill, dump site, retention basis or settling pond; (iii) was the former site of any oil or gas drilling operations; (iv) was the former site of any experimentation, processing, refining, reprocessing, recovery or manufacturing operation for any petrochemicals; or (v) was the former site of any wetlands subject to regulation by the Army Corps of Engineers.

               (27) The parcels constituting the Empress Real Property are assessed separately from all other adjacent property for purposes of real property Taxes.

               (28) The Empress Real Property is connected to and serviced by adequate water, sewage disposal, storm drainage, telephone, gas and electricity facilities and all material systems (heating, air conditioning, electrical, plumbing and the like) for the operation of the Empress Real Property are operable and in good condition (ordinary wear and tear excepted).

               (29) There are no contracts or other obligations outstanding for the sale, exchange, lease or transfer of any of the Empress Real Property, or any portion of it, or the businesses operated by Empress or any of the Subsidiaries thereon, except as disclosed on Schedule 2.12(l).

               (30) Except as disclosed in Schedule 2.12(m), the Empress Real Property has access between all points of entry of the improvements and dedicated public streets either directly or via easements, licenses or other written agreements such that Empress and the Subsidiaries may conduct their business and its visitors, employees, patrons and vendors may enter and leave at appropriate locations without material interference or interruption from others.

               (31) The improvements owned, leased, subleased, licensed or occupied by or to Empress and its Subsidiaries do not encroach on other property and the improvements of others do not encroach onto the Empress Real Property, except as disclosed on surveys of the Empress Real Property to be provided, at Seller's expense, by the Sellers to the Buyers prior to the Closing, provided that such surveys do not disclose any encroachments which could have a material adverse effect.

               (32) Except as disclosed in Schedule 2.12(o), a certificate of occupancy exists for each building located on the Empress Real Property, a true, correct and complete copy of which has been delivered to the Buyer, and such certificate has not been amended and Empress, at its sole expense, has delivered or, prior to Closing, will deliver to the Buyer as-built ALTA surveys of each parcel of land comprising the Empress Real Property as presently exists, and, to the knowledge of Empress and the Subsidiaries, all certificates of occupancy are valid and in full force and effect.

               (33) To the knowledge of Empress and the Subsidiaries, there are no defaults by the landlords under any of the Leased Real Property and such landlords have performed all of their obligations thereunder. Empress and the Subsidiaries have not waived any material obligation of any such landlord or any right under any of the Leased Real Property. There is no pending or, to the knowledge of Empress and the Subsidiaries, threatened actions or proceedings which could affect the Leased Real Property.

               (34) With respect to the Lease ("Lease") described in Schedule 2.12(b) between Empress Joliet (f/k/a Empress River Casino Corporation), as landlord, and Inter-Track Partners, ("Tenant"), a complete, true and accurate copy of said Lease has been delivered to Buyer; Empress Joliet is the current landlord of said Lease; said Lease is valid and in full force and effect as to Empress Joliet and represents the entire agreement between the Landlord and Tenant with respect to the Leased Premises described therein and such Lease has not been modified, changed, altered, signed, supplemented or amended in any respect; the Lease has no outstanding options or rights of first refusal, in each case, to purchase the Leased Premises or any part thereof or all or any part of the real property of which the Leased Premises are a part and no one except for the Tenant occupies the Leased Premises; Tenant has paid all rent due under the Lease and, to the knowledge of Empress and the Subsidiaries, no event has occurred and no condition exists which, with the giving of notice or lapse of time or both, would have constituted a default under the Lease by such Tenant.

               (35) Except as disclosed in Schedule 2.12(r), the Annexation Agreement ("Annexation Agreement") dated November 25, 1991, between the City of Joliet ("City") and Empress Joliet (f/k/a Des Plaines River Entertainment Corporation) is in full force and effect; all obligations to be observed or performed under the Annexation Agreement by Empress Joliet have been observed and performed by Empress Joliet that all of the Empress Real Property located in the City of Joliet ("Subject Property") has been annexed by the City pursuant to said Annexation Agreement; that all of the utilities to be installed and constructed by Empress Joliet under the Annexation Agreement have been installed and constructed and such utilities have been dedicated to and accepted by the City; that the City has adopted an ordinance classifying all of the Subject Property as B-3 General Business and that such B-3 classification has not been amended or modified since the date of the Annexation Agreement; that all improvements located on the Subject Property comply with the applicable zoning classification; that Empress Joliet has constructed Empress Drive over and across the Subject Property to gain ingress and egress from the Subject Property to a publicly dedicated street or highway all as contemplated under the terms and conditions of the Annexation Agreement.

               (36) Except as disclosed in Schedule 2.12(s), the overpass and street from Indianapolis Boulevard to the Empress Real Property in Hammond, commonly known as Empress Drive, is a publicly dedicated roadway.

        Section II.13. Personal Property.

               (37) Schedule 2.13 lists or otherwise describes, in all material respects: (i) all equipment, machinery, furniture, fixtures and improvements, tools, tooling, spare parts, boats, vessels, maritime equipment and vehicles owned or leased by Empress or any Subsidiary (including all leases of such property) or held for or used in the business of Empress or any Subsidiary, (ii) all licenses received from manufacturers and sellers of any of such items and (iii) any related claim, credit and right or recovery with respect thereto (the "Personal Property"). Schedule 2.13 identifies which Personal Property is subject to a lease. True and complete copies of all such leases have been delivered to the Buyers, and each of such leases is in full force and effect and constitutes a legal, valid and binding obligation of the parties thereto, in each case enforceable in accordance with its terms. Except as set forth in Schedule 2.13, no consent of any lessor of the Personal Property is required in connection with the transactions contemplated by this Agreement.

               (38) The use, installation, maintenance and storage of the Personal Property is in conformance with all applicable Laws.

               (39) All of the Personal Property is free from material defects, fit for use in the business of the Subsidiaries and has been installed and, to the knowledge of Empress and the Subsidiaries, constructed in compliance with all applicable Laws and has been approved where necessary by all of the requisite Persons.

        Section II.14. Contracts.

               (40) Schedule 2.14 lists all written and oral contracts, agreements, arrangements, commitments and leases, including all amendments thereto (other than those listed on Schedules 2.05, 2.11, 2.12 and 2.13), to which Empress or any Subsidiary is a party or by which any of their respective properties, assets or businesses are bound or subject to, which meet any of the descriptions set forth below (the "Contracts"):

                      (1) All agreements, arrangements or commitments relating
               to loans, lines of credit, security agreements, mortgages, guaranties, indemnifications or other payment obligations;

                      (2) All agreements, contracts, and commitments containing
               any covenant limiting the right of Empress or any Subsidiary to engage in any line of business or compete with any Person in any geographical area;

                      (3) All leases with respect to any real or personal
               property used in or necessary to the operation of the business of Empress or any Subsidiary, including but not limited to all leases for office space, tools, furniture, machinery, vehicles or equipment;

                      (4) All employment agreements, contracts, policies, and
               commitments with or between Empress or any Subsidiary and any of their respective employees, directors, or officers, or family members of any of them, or entities under their control or the control of family members of any of them, including those relating to severance and payment of commissions;

                      (5) All agreements entered into by any Stockholder
               directly or indirectly relating to the Shares;

                      (6) All joint venture or partnership agreements of any kind; and

                      (7) All contracts, agreements, arrangements or commitments of any kind or nature (1) entered into outside the ordinary course of business of Empress or any Subsidiary or (2) involving the receipt or payment by Empress or any Subsidiary of an amount in excess of $100,000.

               (41) All of the Contracts are valid and binding obligations of the parties thereto, in each case enforceable in accordance with their respective terms, are in full force and effect and, except as otherwise specified in Schedule 2.14, will continue in full force and effect without the consent of any other party so that, after the Closing, Empress or any Subsidiary, as applicable, will continue to be entitled to the full benefits thereof. Except as set forth in Schedule 2.14, none of the Contracts contains any provision that is triggered by a change in control of Empress or any Subsidiary or by any of the transactions contemplated by this Agreement. Except as listed on Schedule 2.14, none of the Contracts listed pursuant to paragraph (a)(i) of this Section
        2.14 contains a provision imposing a penalty if any of the amounts due thereunder are prepaid. Copies of the Contracts in written form have been delivered to the Buyers.

        Section II.15. Suppliers. No supplier, vendor or subcontractor of Empress or any Subsidiary has notified Empress or any Subsidiary that it intends to terminate or change its relationship with Empress or any Subsidiary.

        Section II.16. Licenses and Permits.

               (42) Each of Empress and each Subsidiary possesses all the Permits (as defined below) and other authorizations necessary to conduct its business as now conducted, including, without limitation, all Permits required under the Illinois Gambling Act (the "Illinois License") and the Indiana Riverboat Act (the "Indiana License"). Except as set forth on Schedule 2.16, all of such Permits are registered in the name of Empress or a Subsidiary, as applicable. Except as set forth on
        Schedule 2.16, all such Permits are in full force and effect and will continue in full force and effect without the consent of any other party so that, after the Closing, Empress or the Subsidiary, as applicable, will be entitled to the full benefits of such Permits. There are no violations of any of the Permits. There are no challenges, appeals or other proceedings pending or threatened that could result in the revocation, termination, modification or nonrenewal of any of the Permits. Except as set forth on Schedule 2.16, all of the Permits will remain in full force and effect without the need to reapply for, or make any modification to, any such Permit or to obtain the consent of any other Person in the event that any of the Stockholders cease to be employed by Empress Joliet or Empress Hammond. Empress and each Subsidiary has fulfilled all conditions under all of the Permits and, in the case of Permits relating to construction, dredging or drainage work, has completed all such work in accordance with the terms of such Permits and all applicable Laws.

               (43) Empress and each Subsidiary has obtained and currently maintains in full force and effect all U.S. Coast Guard approvals (including all authorizations under the Merchant Marine Act of 1920 and the Shipping Act of 1916 and Certificates of Inspection issued by the U.S. Coast Guard), U.S. Army Corps of Engineers permits, Indiana and Illinois Department of Natural Resources permits, Indiana Department of Environmental Management and Illinois Environmental Protection Agency permits and certifications, and all other material rights, authorizations, certificates, certifications, licenses, consents, approvals and permits necessary to construct the existing or planned improvements and to operate and dock the riverboats located in Joliet, Illinois and Hammond, Indiana. Each of such riverboats are being operated in compliance with their respective U.S. Coast Guard marine document, all applicable stability letters and all applicable Permits.

               (44) Empress, each of the Subsidiaries, and all employees of any of them holding licenses under the Illinois Gambling Act or the Indiana Riverboat Act are in compliance with all applicable gaming Laws.

               (45) The term "Permits" means any Federal, state, local or foreign statute, ordinance, rule, regulation, permit, consent, registration, finding of suitability, approval, license, judgment, order, decree, injunction or other authorization, necessary to erect or use any of the improvements, operate any of the vessels or conduct any business as currently being conducted, including the current casino and gaming activities and operations of Empress or any Subsidiary, including, without limitation, the Illinois Gambling Act, the Indiana Riverboat Act, and the rules and regulations promulgated thereunder, the City of Hammond, Indiana Ordinances, the City of Joliet, Illinois Ordinances, the Lake County, Indiana codes, ordinances and resolutions and the Will County codes, ordinances and resolutions and any applicable state gaming law and any federal or state laws relating to gaming or currency transactions.

        Section II.17. Labor Relations; Employees. As of the date of the Interim Financial Statements, Empress and its Subsidiaries employed a total of approximately 3,200 employees. Except as set forth in Schedule 2.17:

               (46) Each of Empress and each Subsidiary has paid in full or accrued to all of its employees all wages, salaries, commissions, bonuses, fringe benefit payments (including vacation pay), and all other direct and indirect compensation of any kind for all services performed by each of them;

               (47) There is no unfair labor practice, safety, health, discrimination, wage or other claim, charge, complaint, or suit pending or threatened against or involving Empress or any Subsidiary before the National Labor Relations Board, Occupational Safety and Health Administration, Equal Employment Opportunity Commission, Department of Labor, or any other federal, state, or local agency;

               (48) There is no labor dispute, strike, work stoppage, interference with production, or slowdown in progress threatened against, or involving Empress or any Subsidiary;

               (49) There is no labor organization, group, association or union efforts to obtain the authorization of employees to become represented by any such labor organization, group, association or union nor are there any claims to represent the employees of Empress or any Subsidiary;

               (50) There is no question of representation under the National Labor Relations Act, as amended, or any state equivalent thereof, pending with respect to the employees of Empress or any Subsidiary, nor is there any custom or practice recognizing any labor organization, group, association or union as the representative of any employees;

               (51) There is no grievance or arbitration pending or threatened which might have an adverse effect on Empress or any Subsidiary or on the conduct of their respective businesses;

               (52) There exists no collective bargaining agreement to which Empress or any Subsidiary is a party, and there is no collective bargaining agreement currently being negotiated, subject to negotiation, or renegotiation by Empress or any Subsidiary;

               (53) There is no dispute, claim, or proceeding pending with or threatened by the Immigration and Naturalization Service with respect to Empress or any Subsidiary;

               (54) There is no policy, custom, practice or contract between Empress or any Subsidiary and any employee that would entitle any such employee to a severance benefit or payment of any kind upon termination (either voluntary or involuntary) of the employment of such employee;

               (55) Every employee of Empress or any Subsidiary is currently employed "at will" and may be terminated at any time for any lawful reason or no reason, without notice; and

               (56) There are no releases of liability or severance agreements obtained or entered into by Empress or any Subsidiary and any current or former employee.

        Section II.18. Employee Benefit Plans.

               (57) Schedule 2.18(a), attached hereto and made a part hereof, contains a list of each "employee welfare benefit plan" (as defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")): (i) which is (or had within the three-year period before the Closing Date been) maintained or administered by Empress or any Subsidiary or any Affiliate, (ii) to which Empress or any Subsidiary or any Affiliate contributes or is (or had within the three-year period before the Closing Date been) legally obligated to contribute, or (iii) under which Empress or any Subsidiary or any Affiliate has (or had within the three-year period before the Closing Date) any liability, with respect to its current or former employees or independent contractors (collectively the "Welfare Benefit Plans" and individually a "Welfare Benefit Plan"). Solely for purposes of this Section 2.18, "Affiliate" means any person which together with Empress or any Subsidiary would be treated as a single employer under Section 414 of the Internal Revenue Code of 1986, as amended ("Code"). Schedule 2.18(a) also sets forth the names of each such Affiliate.

               (58) Schedule 2.18(b) contains a list of each "employee pension benefit plan" (as defined in ERISA Section 3): (i) which is (or had within the three-year period before the Closing Date been) maintained or administered by Empress or any Subsidiary or any Affiliate, (ii) to which Empress or any Subsidiary or any Affiliate contributes or is (or had within the three-year period before the Closing Date been) legally obligated to contribute, or (iii) under which Empress or any Subsidiary or any Affiliate has (or had within the three-year period before the Closing Date) any liability with respect to its current or former employees or independent contractors (collectively the "Pension Benefit Plans" and individually a "Pension Benefit Plan").

               (59) Schedule 2.18(c) also contains a list of each employee benefit plan, program, arrangement, agreement, policy or commitment, whether insured or uninsured, funded or unfunded, that is not a Welfare Benefit Plan or Pension Benefit Plan, relating to deferred compensation, bonus or compensation in addition to regular pay or wages, stock options, employee stock purchases, severance, unemployment, flexible benefits, disability, vacation, sickness, leave of absence, fringe benefits, employee awards, educational assistance or reimbursement, equity participation (including but not limited to stock appreciation and phantom stock), restricted stock, employee discounts, excess benefits, rabbi, secular or vesting trust, child or dependent care, long-term and nursing home care, and profit sharing: (i) which is maintained or administered by Empress or any Affiliate; (ii) to which Empress or any Subsidiary or any Affiliate contributes, or is legally obligated to contribute, or (iii) under which Empress or any Subsidiary or any Affiliate has any liability, with respect to its current or former employees or independent contractors (collectively, the "Employee Plans" and individually an "Employee Plan"). Solely for purposes of this
        Section 2.18, the Employee Plans, Welfare Benefit Plans and Pension Benefit Plans are collectively referred to as "Employee Benefit Plans" and individually referred to as an "Employee Benefit Plan."

               (60) Neither Empress nor any Subsidiary nor any Affiliate has ever maintained or contributed to any Pension Benefit Plan, that is a defined benefit plan (as defined in ERISA Section 3(35)) or a multiemployer plan (as defined in ERISA Section 3(37)).

               (61) There is no action, lawsuit, claim for benefits (except in the ordinary course of administration), proceeding, investigation, audit or arbitration pending, as of the date of this Agreement and as of the Closing Date, involving any Employee Benefit Plan.

               (62) There are no liabilities of Empress or any Subsidiary or any Affiliate, contingent or otherwise, accrued or unaccrued, asserted or unasserted, with respect to any Employee Benefit Plan, including, but not limited to, liabilities with respect to the Administrative Services Agreement between Empress or any Subsidiary or any Affiliate and Anthem/Blue Cross Blue Shield, in effect on the date hereof.

               (63) There is no action, lawsuit, claim for benefits, proceeding, investigation, audit or arbitration pending, as of the date of this Agreement and as of the Closing Date, involving any Employee Benefit Plan (except in the ordinary course of administration).

               (64) With respect to each Employee Benefit Plan, Schedule 2.18(h) sets forth the amount of any contribution made or expense incurred with respect to the most recent fiscal year ended prior to the date of this Agreement, and the amount of any contribution made, or expense incurred with respect to the period between the close of the most recent fiscal year and the date hereof, and the amount of any contribution or expense payable in accordance with the contribution formula set forth in any Employee Benefit Plan, authorized by the governing body or duly authorized officer of Empress or any Subsidiary or any Affiliate, or for which Empress or any Subsidiary or any Affiliate, is otherwise liable with respect to the period between the close of the most recent plan year for any such plan and the Closing Date.

               (65) Each Pension Benefit Plan has at all times qualified under
        Section 401(a) or 403(a) of the Code and been Tax exempt under Section 501(a) of the Code, and a favorable determination as to the qualification under the Code of each of the Pension Benefit Plans and each amendment thereto has been made by the Internal Revenue Service.

               (66) Each Welfare Benefit Plan and each Pension Benefit Plan has been operated and administered at all times in compliance with the requirements of ERISA and the Code, and any other applicable law, rule or regulation and all reports and disclosures required by any government agency with respect to each Welfare Benefit Plan and each Pension Benefit Plan have been timely filed with each appropriate governmental agency and distributed to all required persons in an appropriate and timely manner and in compliance with all applicable laws, rules and regulations. No "reportable event" (as defined in ERISA Section 4043) and no event (as defined in ERISA Section 4041, 4042,

        4062 or 4063) has occurred in connection with any Pension Benefit Plan, except as duly disclosed on a timely filed Form 5500.

               (67) No plan fiduciary of any Welfare Benefit Plan or any Pension Benefit Plan has engaged in, or authorized, any transaction in violation of ERISA Section 406(a) or (b) or any "prohibited transaction" (as defined in Code Section 4975(c)(1)). Nothing done or omitted to be done, and no transaction or holding of any asset, in connection with any Employee Benefit Plan has or will result in any penalty or Tax under ERISA Section 502(i) or Code Section 4975 to Empress or any Affiliate, or any director, officer or employee of Empress or any Affiliate.

               (68) No Pension Benefit Plan has ever acquired or held any "employer security" or "employer real property" (each as defined in Section 407(d) of ERISA).

               (69) As separately identified on Schedule 2.18, true and complete copies of: (i) each Employee Benefit Plans listed on Schedules 2.18(a),
        (b) and (c) (including any amendments or modifications), and all related trust agreements, custodial agreements, agency agreements, insurance or annuity contracts, and any other funding instruments), including any amendments or modifications to such agreements or instruments; (ii) the most recent summary plan description for each Welfare Benefit Plan and each Pension Benefit Plan (and any subsequent summary of material modifications) and any other written description of such plans or written interpretations of such plans whether or not distributed to participants or beneficiaries; (iii) the most recent determination letter issued by the Internal Revenue Service with respect to each Pension Benefit Plan and each private letter ruling or determination letter issued by the Internal Revenue Service relating to any Employee Benefit Plan; (iv) the Annual Reports on the Form 5500 Series (and each related summary annual report) required to be filed with any governmental agency for each Employee Benefit Plan for the three (3) most recent plan years (together with any actuarial, accounting, fiduciary or trustee reports for such plan years); (v) documentation or reports reflecting any tests showing compliance with Code Sections 401(a)(26), 401(k), 401(m), 404, 410, and 415, as applicable, with respect to each Pension Benefit Plan; (vi) minutes of the governing body of Empress and any Subsidiary, and each Affiliate and each plan administrator or administrative committee relating to each Employee Benefit Plan; (vii) filings with, or reports to, the PBGC with respect to each Pension Benefit Plan; (viii) each advisory opinion, private exemption or other letter from the U. S. Department of Labor or PBGC relating to any Employee Benefit Plan; and (ix) all information relating to the termination, merger or curtailment of any Employee Benefit Plan of Empress and any Subsidiary occurring in any of the five (5) calendar years preceding the date of this Agreement, have heretofore been delivered to the Buyers.

               (70) All trust agreements, custodial agreements, investment management agreements, insurance or annuity contracts (or any other funding instruments) and any other agreement relating to any Employee Benefit Plan are legally valid and binding and in full force and effect.

               (71) Neither Empress nor any Subsidiary nor any Affiliate has any leased employees within the meaning of Code Section 414(n).

               (72) Neither Empress nor any Subsidiary nor any Affiliate has any employees within the meaning of the regulations under Code Section 414(o).

               (73) None of the employees of Empress or any Subsidiary or any Affiliate is a member of, nor is any Employee Benefit Plan maintained in connection with, any voluntary employees' beneficiary association within the meaning of Code Section 501(c)(9).

               (74) Neither Empress nor any Subsidiary nor any Affiliate has any obligation to provide any medical or health benefits to any former employees or retired employees, except to the extent required by Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (hereinafter referred to as "COBRA").

               (75) Each of Empress and each Subsidiary and each Affiliate have complied with the requirements of COBRA and the rules and regulations thereunder. Schedule 2.18(s) contains a list of: (i) all persons who have elected or who are eligible to elect COBRA continuation coverage under any of the Welfare Benefit Plan, (ii) the dates of each qualifying event and COBRA continuation coverage periods for each such person; and
        (iii) the claims experience of each such person for the preceding twelve months plus pending claims for benefits which as of the date of such Schedule have not yet been paid and a prognosis with respect to each such person who has had a significant claim in the preceding twelve months.

               (76) Neither Empress nor any Subsidiary nor any Affiliate has claimed a deduction under Code Section 419(a)(2) for any Taxable year in excess of any welfare benefit funds qualified cost for the Taxable year as determined under Code Section 419(c), and neither Empress nor any Subsidiary nor any Affiliate has made any additions to any qualified asset account in excess of the account limit as determined under Code
        Section 419A(c). No disqualified benefit has been provided prior to the Closing Date which would cause the imposition of any Tax on Empress or any Subsidiary or any Affiliate under Code Section 4976.

               (77) There is no contract, agreement, plan, promise or arrangement covering any current or former employee of Empress or any Subsidiary or any Affiliate that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Code Section 162(a)(1), 162(I)(2) or 280G.

               (78) No condition, fact, or circumstance exists, or will exist at Closing, which would prevent Empress or any Subsidiary or any Affiliate from amending or terminating any Employee Benefit Plan with respect to any current, former or retired employee or independent contractor of Empress or any Subsidiary or any Affiliate except under the terms of a collective bargaining agreement identified in Schedule 2.17.

        Section II.19. Environmental Compliance. Except as set forth in Schedule 2.19:

               (79) Each of Empress and each Subsidiary has at all times complied with all applicable Environmental Requirements in the use of the Real Property, the Leased Real Property and operations of the business. Further, to the knowledge of Empress, no previous owner or operator of any Real Property and the Leased Real Property violated any Environmental Requirement.

               (80) Each of Empress and each Subsidiary has never generated, manufactured, refined, used, transported, treated, stored, handled, disposed, transferred, produced, or processed any Hazardous Material at, to, or on any Real Property or the Leased Real Property and to the knowledge of Empress and any Subsidiary no Hazardous Material has ever been incorporated into any Real Property or the Leased Real Property.

               (81) There are no existing or potential Environmental Claims relating to any Real Property, the Leased Real Property or operations of the business and there is no alleged, actual, or potential responsibility for any disposal, release, or threatened release at any location of any Hazardous Material generated at or transported from any Real Property or the Leased Real Property by or on behalf of Empress or any Subsidiary.

               (82) No underground storage tank or other underground storage receptacle (or associated equipment or piping) for Hazardous Materials is currently located at or on any Real Property or the Leased Real Property.

               (83) There have been no releases by Empress or any Subsidiary (i.e., any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping) of Hazardous Materials at, on, to, or from any Real Property or Leased Real Property. Further, to the knowledge of Empress and any Subsidiary no previous owner or operator has released (i.e., any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping) Hazardous Materials at, on, to, or from any Real Property or Leased Real Property.

               (84) No aboveground storage tank or other aboveground storage receptacle (or associated equipment or piping) for Hazardous Materials is currently located at or on any Real Property or the Leased Real Property.

               (85) There are no polychlorinated biphenyls or friable asbestos located or contained at, on, or in any Real Property or Leased Real Property.

               (86) Empress has not received any notice issued pursuant to the citizen's suit provision of any Environmental Requirement relating to any Real Property, Leased Real Property or operations of the business.

               (87) Empress has not received any request for information, notice, demand, letter, administrative inquiry, formal or informal complaint, or claim with respect to any Environmental Condition or violation of any Environmental Requirement relating to any Real Property, Leased Real Property or operations of the business.

               (88) There have been no environmental investigations, site assessments or audits, or soil or groundwater sampling conducted at any Real Property or Leased Real Property by Empress, any Subsidiary or any other Person.

               (89) Waste disposal has been and is in compliance with all Environmental Requirements.

               (90) All construction of any kind undertaken on any real property other than the Real Property involving or related to the business of Empress or any Subsidiary, including but not limited to overpasses, roadways, walkways, railroad crossings, parking lots, streets, aprons, and highways, has been in compliance with all Environmental Requirements.

        Section II.20. Insurance.

               (91) Each of Empress and each Subsidiary are insured by insurers (unaffiliated with Empress) with respect to all of its properties and assets used in its business, including with respect to all Real Property owned by Empress or any Subsidiary, or their respective employees and businesses. Schedule 2.20 sets forth:

                      (1) A list of all policies of title, liability, theft,
               fidelity, life, fire, product liability, workmen's compensation, health, and other forms of insurance held by Empress or any Subsidiary and specifies the insurer, amount of coverage, premiums, deductibles, type of insurance and policy number; and

                      (2) A list of all pending claims under such policies.

               (92) The policies listed in Schedule 2.20 are in full force and effect, and all premiums due and payable with respect to such policies are currently paid. The insurance coverage provided by the policies listed in Schedule 2.20 satisfies all contractual and statutory requirements applicable to Empress or any Subsidiary. Empress has delivered to the Buyers copies of all insurance policies listed on
        Schedule 2.20.

        Section II.21. Power of Attorney. Schedule 2.21 contains a list of the names of all Persons holding general or special written powers of attorney from, or having authority to incur indebtedness on behalf of, Empress or any Subsidiary and a summary of the terms thereof.

        Section II.22. No Changes. Except as set forth on Schedule 2.22, since the date of the Annual Financial Statements, neither Empress nor any Subsidiary has, directly or indirectly, (a) incurred any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) except in the ordinary course of business and in a manner consistent with past practices; (b) incurred any indebtedness for borrowed money or entered into any commitment to borrow money or guarantee, assumption, endorsement of, or other assumption of any liability; (c) sold, transferred or otherwise disposed of any assets except as permitted by this Agreement or in the ordinary course of business; (d) declared or paid any dividend or made any distribution of any kind on any shares of its capital stock; (e) made any bonus or profit sharing distribution of any kind; (f) conducted its business or entered into any transaction except in the ordinary course of business and in a manner consistent with past practices; (g) made any illegal payments to any Person; (h) made any changes to its Articles of Incorporation or Bylaws or other organizational documents; (i) entered into any employment contract; (j) entered into any material contract to purchase any Real Property; or (k) entered into any contract, agreement or arrangement of any kind not cancellable or terminable upon not more than 60 days notice without premium or penalty of any kind.

        Section II.23. Absence of Certain Business Practices. None of Empress, any Subsidiary, or any Person acting on behalf of any of them, has given or agreed to give, directly or indirectly, any gift or similar benefit to any customer, supplier, governmental employee, or other Person who is or may be in a position to help or hinder the business of Empress or any Subsidiary (or assist Empress or any Subsidiary in connection with any actual or proposed transaction relating to their respective businesses), which might subject Empress or any Subsidiary to any damage or penalty in any civil, criminal, or governmental litigation or proceeding or which, if not continued in the future, may effect the business of Empress or any Subsidiary.

        Section II.24. Minute Book and Stock Record Book. The minute books of Empress and each Subsidiary contain complete and accurate records of all official meetings and other official corporate actions of its stockholders or members and board of directors or managers, including committees of the board of directors. The stock record book of Empress and each Subsidiary contains a complete and accurate record of the current ownership of all outstanding shares of capital stock of Empress and each Subsidiary. All other books and records of Empress and each Subsidiary are complete and accurate in all material respects.

        Section II.25. Brokers' or Finders' Fees. Except as set forth on
Schedule 2.25, no agent, broker, investment banker or other person or firm acting on behalf of Empress, and/or any of their respective directors, executive officers or other representatives, or under the authority of any of them, is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, from any of the parties hereto in connection with any of the transactions contemplated hereby.

        Section II.26. Intellectual Property.

               (93) The patents and inventions, trademarks and service marks, trade names and styles, logos and designs, trade secrets, technical information, engineering procedures, designs, know-how and processes (whether confidential or otherwise), software, copyrights and other intellectual property (including applications for any of the aforesaid), in each case used or reasonably necessary to permit satisfactory operation of the business of Empress Hammond and Empress Joliet as presently constituted are collectively referred to hereinafter as the "Intellectual Property."

               (94) Schedule 2.26 identifies any and all Intellectual Property, including, without limitation, all patents, registered and material unregistered trademarks, registered copyrights, trade names and service marks, and any applications therefor, included owned by any Subsidiary.
        Schedule 2.26 also identifies each license and other agreement that: (i) relates to the granting by Empress Hammond and Empress Joliet of any rights, including without limitation rights of use and ownership, in any of the Intellectual Property, other than standard software license agreements of Empress Hammond or Empress Joliet (the forms of which have been provided to the Buyers), and (ii) requires the payment to Empress Hammond or Empress Joliet of at least $15,000 in the aggregate. Each of the Subsidiaries owns all right, title and interest in and to, or otherwise licenses pursuant to valid and enforceable license agreements, any and all Intellectual Property used in the business of such Subsidiary as presently conducted.

               (95) Other than as disclosed on Schedule 2.26, no person has a right to receive a royalty, or has claimed a right to receive a royalty, with respect to any of the Intellectual Property. Other than as disclosed on Schedule 2.26, there are no claims or proceedings pending, or, to the knowledge of Empress or any Subsidiary, threatened, against Empress or any Subsidiary asserting that its use of any of the Intellectual Property infringes upon the rights of any other person. To the knowledge of Empress and each Subsidiary, there is no basis for any claim that the use any Subsidiary of any of the Intellectual Property infringes upon the rights of any other person.

               (96) All patents, trademarks, trade names, service marks and copyrights listed on Schedule 2.26 are valid and in full force and effect. Other than as disclosed on

        Schedule 2.26, the rights of each Subsidiary in and to the Intellectual Property is, and at Closing will be, transferable as contemplated by this Agreement.

               (97) (i) Each of Empress Hammond and Empress Joliet has conducted an initial review of whether its systems, processes, products, equipment and services are "Year 2000 Ready." Interim results of such review are set forth on Schedule 2.26. "Year 2000 Ready" means that the systems, processes, products, equipment and services of Empress Joliet and Empress Hammond (including any software embedded in any products) ("Services"), will correctly identify, recognize and process four-digit year dates, and the Services will: (1) continue to function properly with regard to dates before, during and after the transition to year 2000 including, but not limited to, the ability to roll dates from December 31, 1999 to January 1, 2000 and beyond with no errors or system interruptions; (2) accurately perform calculations and comparisons on dates that span centuries; (3) accept and properly process dates that could span more than 100 years (e.g., calculating a person's age from their birth date and the current date); (4) properly sort and sequence dates that span centuries; (5) understand that the year 2000 starts on a Saturday; (6) recognize that February 29, 2000 is a valid date and that the Year 2000 has 366 days; (7) prohibit use of date fields for any purpose other than to store valid dates; (8) preclude the use of 12/31/99 or any other valid date to indicate something other than a date (e.g., 12/31/99 in a date field means "do not ever cancel"); and (9) comply with and conform to the specifications of American National Standard ANSI X3.30-1985, Representation for Calendar Date and Ordinal Date for Information Interchange.

                      (1) Each of Empress Hammond and Empress Joliet have
               conducted an audit of their respective critical contractors and suppliers regarding their Year 2000 Readiness. To the best knowledge of Empress Hammond and Empress Joliet, the Year 2000 Readiness of such critical contractors and suppliers is as set forth on Schedule 2.26.

                      (2) Each of Empress and each Subsidiary has made no
               express or implied warranties regarding the Year 2000 Readiness of themselves, or any of their Services, except as set forth on
               Schedule 2.26.

        Section II.27. Absence of Undisclosed Liabilities. Absence of Undisclosed Liabilities. Except (a) as disclosed in the Financial Statements,
(b) for trade and accrued liabilities incurred in the ordinary course of business and in a manner consistent with past practices, (c) for liabilities under or permitted by this Agreement and (d) except as set forth on Schedule 2.27, no Subsidiary has any indebtedness, liability or obligation of any kind, whether accrued, contingent or otherwise (whether or not required by GAAP to be reflected in the Financial Statements), and whether due or to become due, which is not shown or provided for in the Interim Financial Statements.

        Section II.28. Claims Against Third Parties. Schedule 2.28 contains a list and brief description of outstanding claims and causes of action of Empress or any Subsidiary against third parties related to the conduct of the business of Empress or any Subsidiary (the "Claims").

        Section II.29. Bank Accounts. Schedule 2.29 contains a list of all bank accounts, escrow deposit accounts, money market accounts, brokerage accounts and similar accounts and safe deposit boxes of Empress and each Subsidiary, including all accounts or other locations at which Empress or any Subsidiary holds cash, cash equivalents or securities, with an identification of the name of the bank or brokerage firm, account number and the signatories thereto.

        Section II.30. Disclosure. Neither this Agreement, nor the Exhibits and Schedules attached hereto nor any other document to be provided to the Buyers in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.


                                  ARTICLE III.

                  REPRESENTATIONS AND WARRANTIES OF THE BUYERS

        As a material inducement to the Sellers to enter into this Agreement and to consummate the transactions contemplated by this Agreement, each of the Buyers jointly and severally represent and warrant to Empress that:

        Section III.1. Organization; Qualification. Each of the Buyers is a corporation or limited liability company duly organized and validly existing under the laws of the state of its incorporation or organization. Each of the Buyers has all requisite power and authority and all governmental licenses, authorizations, consents and approvals necessary to own, lease and operate their respective properties and to carry on their respective businesses as now being conducted. Each of the Buyers is duly qualified as a foreign entity and is in good standing to do business in every jurisdiction in which such qualification is necessary because of the nature of the properties owned, leased or operated by it or the nature of the business conducted by it, except in such jurisdictions in which the failure to so qualify would not have a Material Adverse Effect.

        Section III.2. Authority; Power; and No Violation. The execution and delivery of this Agreement and all documents to be executed in connection herewith by each of the Buyers have been authorized by all necessary action on the part of each of the Buyers. Each of the Buyers has the requisite power and authority to execute and deliver this Agreement and all documents to be executed in connection herewith, and to take any and all other actions required to be taken by it pursuant to the provisions of this Agreement and all documents to be executed in connection herewith. This Agreement constitutes the legal, valid and binding obligation of the Buyers enforceable against each of them in accordance with its terms. Except as set forth on Schedule 3.02, the execution and delivery of this Agreement and the fulfillment or compliance with the terms hereof, including the financing contemplated by Section 5.04, will not (a) conflict with, violate, result in a breach of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation, or acceleration under any provision of the organizational documents of any of the Buyers or any of the terms, conditions or provisions of any note, lien, bond mortgage, indenture, license, lease, contract, commitment, agreement, understanding, arrangement, restriction, or other instrument or obligation to which any of the Buyers is a party or by which any of the Buyers or any of their respective properties or assets may be bound;
(b) violate any Law applicable to any of the Buyers or any of their respective properties, assets, or outstanding shares or other securities; or (c) constitute an event which, with or without notice, lapse of time, or action by a third party, could result in the creation of any Lien upon any of the assets or properties of any of the Buyers or cause the maturity of any liability, obligation, or debt of any of the Buyers to be accelerated or increased.

        Section III.3. Consents and Approvals. Except as set forth on Schedule 3.03, the execution, delivery, and performance of this Agreement by the Buyers and the consummation by the Buyers of the transactions contemplated hereby, including the financing contemplated by Section 5.04, will not require any notice to, or consent, authorization or approval from any court or governmental authority or any other third party. Except as set forth in Schedule 3.03, any and all notices, consents, authorizations and approvals set forth in Schedule
3.03 have been or prior to the Closing will be made and obtained.

        Section III.4. SEC Documents. Parent has filed all of the documents required to be filed by Parent with the Securities and Exchange Commission ("SEC") since January 1, 1997 (collectively, the "Horseshoe Reports"). As of their respective dates, the Horseshoe Reports (a) complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act") or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations thereunder; and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Parent has timely filed with the SEC all reports required to be filed under Sections 13, 14 and 15(d) of the Exchange Act since January 1, 1997. Each of the consolidated balance sheets of Parent included in or incorporated by reference into the Horseshoe Reports (including the related notes and schedules) fairly present in all material respects the consolidated statements of income, retained earnings or cash flows, as the case may be, of Parent for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect). The financial statements of Parent, including the notes thereto, included in or incorporated by reference into the Horseshoe Reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto). Since December 31, 1997, there has been no material change in Parent's accounting methods or principles, except as described in the notes to such Parent financial statements.

        Section III.5. No Brokers. None of the Buyers or any of their Affiliates has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Buyers or the Sellers to pay any finder's fee, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

        Section III.6. No Adverse Facts for Gaming Approvals. To the knowledge of the Buyers, there are no facts relating to the Buyers, their respective shareholders, officers, directors or their employees required to obtain Level I occupational gaming licenses ("Level One Employees") that would prevent the Buyers, their shareholders, officers, directors or Level One Employees from obtaining from the Illinois Gaming Board and the Indiana Gaming Commission gaming licenses or the approvals necessary for the Buyers to consummate the Illinois Merger and the Indiana Merger.

        Section III.7. Financing. The Buyers have provided to the Sellers a copy of a commitment letter received by the Buyers which is attached hereto as Exhibit B. The Buyers acknowledge that the obligations of the Buyers to consummate the transactions contemplated by this Agreement are not contingent on the Buyers obtaining financing of any kind.


                                   ARTICLE IV.

                       PRECLOSING COVENANTS OF THE SELLERS

        Empress covenants and agrees that between the date of this Agreement and the earlier of the Closing or the termination of this Agreement in accordance with the terms hereof, Empress shall comply with and Empress shall cause each Subsidiary to comply with, the following provisions:

        Section IV.1. Exclusivity. Neither Empress nor any Subsidiary nor any of their respective officers, directors, stockholders, representatives, or other agents shall, directly or indirectly: (a) solicit, initiate or encourage submission of any inquiry, proposal or offer from any potential investor or acquirer relating to any transaction involving any debt or equity securities of Empress or any Subsidiary (currently outstanding or to be issued) or any sale or transfer of any of the assets of Empress or any Subsidiary other than in the ordinary course of business; (b) enter into, participate in or continue any discussions or negotiations (except with the Buyers) regarding, or furnish any information to or cooperate with any Person (other than the Buyers) with respect to, any transaction involving any debt or equity securities of Empress or any Subsidiary (currently outstanding or to be issued) or any sale or transfer of any assets of Empress or any Subsidiary, other than in the ordinary course of business; or (c) enter into any agreement (except with the Buyers) relating in any manner to any transaction involving any debt or equity securities of Empress or any Subsidiary (currently outstanding or to be issued) or any sale or transfer of any assets of Empress or any Subsidiary, other than in the ordinary course of business. If Empress or any Subsidiary receives, or any officer, director, stockholder, representative or agent receives and notifies Empress or such Subsidiary of, directly or indirectly, an offer or proposal to enter into any transaction involving any debt or equity securities of Empress or any Subsidiary (currently outstanding or to be issued) or any sale or transfer of any assets of Empress or any Subsidiary, other than in the ordinary course of business, Empress shall notify Buyers by the close of business on the following business day. Empress or each Subsidiary, as the case may be, shall, and shall cause its officers, directors, stockholders, agents and representatives to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any of the matters referred to in this
Section 4.01. Notwithstanding any other provision in this Section 4.01, Empress shall be able to (1) effect the exchange offer in connection with its 8_% Senior Subordinated Notes; (2) make draws on its existing credit facility with Wells Fargo; (3) use its Current Assets for any purpose whatsoever (other than a purpose which, directly or indirectly, materially interferes with or is materially detrimental to the operation of the business of the Subsidiaries) or incur any Debt through any subsidiary other than the Subsidiaries, as long as the Subsidiaries shall not be liable for the repayment of such Debt in any manner whatsoever and the incurrence of such Debt shall not directly or indirectly materially interfere with or be materially detrimental to the businesses of the Subsidiaries; (4) allow transfers of shares of capital stock of Empress among existing stockholders or their family members; and (5) sell, transfer or otherwise dispose of any asset of Empress or any of the Subsidiaries, other than stock in the Subsidiaries and other than assets of the Subsidiaries not sold in the ordinary course of business, and so long as any such transaction, directly or indirectly, does not materially interfere with or is not materially detrimental to the businesses of the Subsidiaries. If any incurrence or proposed incurrence of Debt permitted by clause (3) of the immediately preceding sentence or any transfer or proposed transfer of shares permitted by clause (4) of such sentence causes a delay in obtaining the necessary regulatory approvals and permits in connection with the transactions contemplated by this Agreement, the dates set forth in Section 10.01(h) each shall be extended by a period of time equal to the length of such delay.

        Section IV.2. Supplements and Updates to Representations and Warranties. Empress shall deliver to the Buyers on a monthly basis written notice of supplemental information updating the information set forth in the representations and warranties set forth in Article II of this Agreement so that such representations and warranties as supplemented by such information will be true and correct as of the Closing Date as if then made; provided that no supplemental information added to or deleted from the representations and warranties of the

Sellers and the updated disclosure schedules after the date hereof shall impair the Buyers' rights to assert or recover damages for a breach of the Sellers' representations and warranties made on the date hereof, and any damages accruing to the Buyers shall be paid as provided in Article XII. Prior to the Effective Time, the Sellers shall advise the Buyers of any facts which would constitute a breach of a representation or warranty as of the date made or a default in a covenant contained herein.

        Section IV.3. Maintenance of Status. Each of Empress and each Subsidiary will be maintained at all times as an entity validly existing and in good standing under the laws of the state of its organization, and in good standing as a foreign entity in all jurisdictions in which it is qualified to do business on the date of this Agreement.

        Section IV.4. Operation of Business. Each of Empress and each Subsidiary shall operate its business only in the ordinary course in a manner consistent with past practices, and shall use commercially reasonable efforts to (a) keep available the services of its present officers and employees, (b) continue and preserve good relationships with suppliers, customers, lenders and others having business dealings with it, and (c) maintain in full force and effect all Permits. Neither Empress nor any Subsidiary shall, without the prior written consent of the Buyers, which consent may not be unreasonably withheld or delayed, (i) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock, other than any of the foregoing that (1) are not materially detrimental to the operation of the businesses of the Subsidiaries and (2) will not cause a delay in the Buyers receipt of gaming regulatory approvals and permits; (ii) increase any compensation or enter into or amend any employment agreement with any of its present or future officers, directors or employees, except for normal increases in compensation or bonuses paid consistent with past practices and extensions of contracts on substantially similar terms for up to six (6) months (with normal increases consistent with past practices) in each case in the ordinary course of business; (iii) grant any severance or termination package to any employee or consultant, except to the extent consistent with past practices and as otherwise permitted by this Agreement; (iv) adopt any new Plan or amend any existing Plan in any material respect outside the ordinary course of business, except as contemplated by the terms of this Agreement; (v) enter into any agreement or transaction, or agree to enter into any agreement or transaction, outside the ordinary course of business, including without limitation any transaction involving a merger, consolidation, joint venture, complete liquidation or dissolution, reorganization, recapitalization, or restructuring or a purchase, sale, lease or other disposition of a material portion of its assets or capital stock, other than (1) the disposition of the Aircraft; or (2) Empress' use of its Current Assets for any purpose whatsoever (other than a purpose which, directly or indirectly, materially interferes with or is materially detrimental to the operation of the business of the Subsidiaries) or the incurrence or increase of any Debt by Empress through any subsidiary (other than the Subsidiaries), as long as the Subsidiaries shall not be liable for the repayment of such Debt in any manner whatsoever and the incurrence of such Debt does not directly or indirectly materially interfere with and is not materially detrimental to the operation of the businesses of the

Subsidiaries; and (3) Empress' sale, transfer or other disposition of any asset of Empress, other than stock in the Subsidiaries or assets of the Subsidiaries not in the ordinary course of business; (vi) incur any Debt or guarantee any Debt or issue or sell any debt or equity securities or warrants or rights to acquire any debt securities of others other than (1) pursuant to the current bank line of credit of Empress or any Subsidiary in the ordinary course of business and in a manner consistent with past practices or (2) Debt incurred by Empress through any subsidiary other than the Subsidiaries, as long as the Subsidiaries shall not be liable for the repayment of such Debt in any manner whatsoever and the incurrence of such Debt shall not directly or indirectly materially interfere with or be materially detrimental to the operation of the businesses of the Subsidiaries; (vii) make any loans, advances or capital contributions to, or investments in, any Person other than the Subsidiaries, provided that Empress shall be able to loan, advance, contribute or invest Current Assets in any Person, so long as such loan, advance, capital contribution or investment does not directly or indirectly materially interfere with or be materially detrimental to the operation of the businesses of the Subsidiaries; (viii) alter in any material respect the manner of keeping its books, accounts or records, or change in any material respect the accounting practices therein reflected; (ix) grant or make any mortgage or pledge of the assets or stock of the Subsidiaries or subject the Subsidiaries or any of their material properties or assets to any Lien of any kind, except (A) Liens for Taxes not currently due or (B) Liens which arise in the ordinary course of business in connection with permitted capital expenditures and which encumber only the property for which the capital expenditure is made; (x) fail to comply or continue to comply with all applicable Laws; (xi) amend or modify in any manner its Certificate of Incorporation, Bylaws or other organizational documents; (xii) make any discretionary payments in partial or full satisfaction of any of the hotel and commercial portions of the Hammond Commitments; (xiii) change in any manner the process by which any reserves are determined except as required or necessary to comply with GAAP; (xiv) enter into any collective bargaining agreement; or (xv) enter into any contract, agreement, commitment or other arrangement extending beyond one year or involving consideration in excess of $100,000 in the aggregate, unless such contract, agreement, commitment or other arrangement may be terminated by the Buyers upon a change of control of the Subsidiaries, and except as permitted by Section 4.12. If the incurrence or increase of any Debt permitted by clause (v)(2) or (vi)(2) of the immediately preceding sentence causes a delay in obtaining the necessary regulatory approvals and permits in connection with the transactions contemplated by this Agreement, the dates set forth in Section 10.01(h) each shall be extended by a period of time equal to the length of such delay. Not less than once per month until the Closing, the management of Empress shall meet with the management of the Buyers to review the operations of Empress and each Subsidiary. Empress shall also consult with the Buyers and their respective representatives regularly regarding the ongoing management and operation of the business of Empress and the Subsidiaries.

        Section IV.5. Maintenance of Assets and Properties. Each of Empress and each Subsidiary shall maintain all of its properties and assets in their present order and condition (including routine or necessary maintenance), subject to normal wear and tear and normal obsolescence and loss by casualty and the requirements of its business, and will maintain insurance upon all of its properties, assets and operations of the kind and in the amounts existing as of the date of this Agreement. Except for assets sold or disposed of in the ordinary course of business or as a result of a casualty, except as otherwise permitted herein, neither Empress nor any Subsidiary shall sell, transfer or otherwise dispose of any asset (other than Current Assets) without the prior written consent of the Buyers.

        Section IV.6. Dividends and Other Payments. Except for cash dividends, the effect of which do not reduce the operating cash of the Subsidiaries below that amount which is consistent with past and good business practices, or as described in the following sentence, neither Empress nor any Subsidiary shall declare or pay any dividends or make any other distributions on its outstanding stock to any stockholders or purchase or redeem any of its stock, or otherwise acquire any of its stock. Notwithstanding the foregoing sentence, prior to the Closing, Empress Joliet may distribute or cause to be distributed as a dividend to Empress the 1986 Cessna Citation S-2 aircraft owned by Empress Joliet, provided that all liabilities, obligations, contracts or commitments of any kind relating to such aircraft shall also be distributed to and assumed by Empress.

        Section IV.7. Access; Cooperation. Empress shall grant to the Buyers and their accountants, attorneys and other authorized representatives, upon reasonable notice and during normal business hours, access to its offices and to any of the Real Property or Leased Real Property in order to inspect, investigate and audit its records and business operations and to consult with its officers, key employees, attorneys, accountants, representatives and agents so long as such actions do not materially interfere with the business of Empress or any Subsidiary. Empress shall cooperate with the Buyers and their officers, directors, employees, attorneys, accountants and other agents and do such other acts and things in good faith as may be necessary to timely effectuate the purposes of this Agreement.

        Section IV.8. Performance of Obligations Under Agreements. Each of Empress and each Subsidiary shall timely perform in all respects all of the obligations and covenants set forth in the Contracts and all other binding commitments and agreements to which it is a party, except to the extent such Contracts, commitments and agreements are terminated or amended in the ordinary course of business or are not performed in the good faith reasonable judgment of Empress and which nonperformance does not have a Material Adverse Effect on the Subsidiaries and will not adversely affect the Buyers' ability to obtain the necessary gaming permits or approvals.

        Section IV.9. Additional Notices. Each of Empress and each Subsidiary shall give all notices to governmental authorities and other material third parties required to be given by it under any Contract, Permit or other law, regulation, agreement, or other instrument in connection with the transactions contemplated by this Agreement, provided that Empress and each Subsidiary shall consult with the Buyers in this process.

        Section IV.10. Fire or Casualty. In the event that prior to the Closing any material asset or property of Empress or any Subsidiary should be damaged or destroyed as a result of fire, casualty or other occurrence, no settlement shall be made with any insurance company and no decision with regard to restoration or rebuilding of any properties shall be made, except in accordance with commercially reasonable business practices.

        Section IV.11. Governmental Approvals and Consents. Promptly after execution of this Agreement, Empress and any Subsidiary shall file all applications and reports which are required to be filed by them with any governmental agency or authority in connection with the transactions contemplated by this Agreement; provided that concurrently with Buyers' HSR filing in accordance with Section 5.05(c), Empress shall file all reports, applications, notices and other documents required to be filed by Empress under the HSR Act. Empress and each Subsidiary shall also promptly provide all information that any governmental agency may require in connection with any such application, report, notice or other document. The Sellers shall use all commercially reasonable efforts to obtain all consents and approvals of any kind from any Person in connection with the transactions contemplated hereby, including, without limitation, all consents and approvals required from the City of Hammond, Indiana or any political subdivision thereof ("Hammond"). No later than ten days after the date of this Agreement, the Sellers shall make a written request to Hammond in accordance with the Project Agreement between Empress Hammond and the City of Hammond dated June 21, 1996 (the "Hammond Project Agreement") for a waiver by the City of the requirement that Empress Hammond provide 120-day prior written notice with respect to assignment of the Hammond Project Agreement and the related leases.

        Section IV.12. Capital Expenditures. Empress shall and shall cause each of the Subsidiaries to complete all capital expenditure projects contemplated in the Budget on Schedule 2.06(b) and to the extent such projects have not been completed as of the Closing Date, the costs to complete such projects shall be deemed a Current Liability for purposes of the Closing Statement. Notwithstanding any other provision of this Agreement, Empress or the Subsidiaries may spend more on capital expenditures than the amounts provided for in Schedule 2.06(b), provided that with respect to all such expenditures over $25,000 Empress or the Subsidiaries, as applicable, shall consult with the Buyers regarding the details related to such expenditures, prior to making such expenditures. If Empress or any of the Subsidiaries enters into any contract, agreement, commitment or other arrangement requiring capital expenditures of amounts in excess of those amounts specifically identified on Schedule 2.06(b) and which extends beyond the Closing Date, the aggregate of all such amounts to be spent after the Closing Date shall be deemed a Current Liability for purposes of determining the Merger Consideration.

        Section IV.13. Cooperation. Each of Empress and each Subsidiary shall generally cooperate with the Buyers and their officers, directors, employees, attorneys, accountants and other agents and, generally, do such other acts and things in good faith as may be reasonable to timely effectuate the purposes of this Agreement and the consummation of the transactions contemplated hereby in accordance with the provisions of this Agreement. Any meetings with any governmental agencies or officials by Empress or any Subsidiary or any of their representatives primarily with respect to the transactions contemplated hereby shall be in the presence of a representative of the Buyers; all written communications between Empress or any Subsidiary or any of their representatives and any governmental agencies or officials primarily with respect to the transactions contemplated hereby shall be promptly delivered to the Buyers; and a written summary of any telephonic communications between Empress or any Subsidiary or any of their representatives and any governmental agencies or officials primarily with respect to the transactions contemplated hereby shall be promptly delivered to the Buyers.

        Section IV.14. Severance Plan. Empress and each Subsidiary shall adopt a written plan document in compliance with the requirements of ERISA and the Code, if applicable, with respect to any severance plan, program, policy or arrangement maintained and administered by Empress or any Subsidiary ("Severance Plan"). Empress and each Subsidiary shall take such actions as may be necessary to bring the Severance Plan into compliance with any other applicable law, rule or regulation, including any required reporting and disclosure requirements of ERISA.

        Section IV.15. Annual Reports for Welfare Benefit Plans. Empress and each Subsidiary shall file and/or amend a separate Annual Report on the Form 5500 Series for each plan year required to be filed with the Internal Revenue Service pursuant to ERISA Section 103 and/or Code Section 6039D for each Welfare Benefit Plan maintained or administered by Empress or any Subsidiary and shall prepare and distribute each related summary annual report as required by ERISA
Section 104. Empress shall file the corrected Annual Reports on the Form 5500 Series for any period preceding the date of this Agreement, to bring such filings into compliance with ERISA and the Code in accordance with any applicable law, rule or regulations.

        Section IV.16. Annual Report for Flexible Spending Accounts Plan. Empress shall, in accordance with the applicable requirements of any applicable Law, file, correct, or cause to be filed or corrected, for each plan year the Annual Report on the Form 5500 Series with respect to the flexible spending accounts plan (including any plan or plans under Code Section 125) which Empress or any Subsidiary is (or within the past five years had been) maintaining or administering.

        Section IV.17. 401(k) Profit Sharing Plan Amendment. Empress shall adopt an amendment to the Empress River Casino Corporation 401(k) Profit Sharing Plan (the "Profit Sharing Plan") which expressly provides that employees of Empress or any Subsidiary who are the members of the collective bargaining units represented by the Hotel Employees and Restaurant Employees International Union, AFL-CIO, Local 1 and the International Union of Operating Engineers, Local Union No. 150 shall be eligible to participate in the Profit Sharing Plan and shall take such action as may be necessary to obtain a closing agreement from the Internal Revenue Service authorizing such retroactive amendment and determining that such amendment and prior omissions do not adversely affect the tax-exempt qualified status of such plan under applicable provision of the Code.

        Section IV.18. Plan Documents. Empress and each Subsidiary shall take such action as may be necessary to bring each Employee Benefit Plan into compliance with the applicable requirements of ERISA, the Code and any other applicable Law relating to the adoption of a written plan document, including updated summary plan descriptions for each Employee Benefit Plan.

        Section IV.19. Loan in Default Status. Empress shall take such action as may be necessary to bring each Employee Benefit Plan into compliance with the filing and reporting requirements under the Code and any other applicable law, rule or regulation with respect to any employee loan under the 401(k) Profit Sharing Plan that is in default or has ever been in default under such plan.

        Section IV.20. Stay-On Bonus Program. Empress and each Subsidiary with the prior approval of the Buyers, which approval shall not be unreasonably withheld or delayed, shall adopt a written stay-on bonus plan for managers, directors and other key employees of the Subsidiaries ("Stay-On Bonus Plan"). Empress and each Subsidiary shall take such actions as may be necessary to bring the Stay-On Bonus Plan into compliance with all applicable Law.

        Section IV.21. Title Insurance. On or before Closing, Empress shall obtain from Chicago Title Insurance Company (the "Title Company"), title insurance commitments for ALTA owner's title insurance polices (Policy form
1992) covering each of the Joliet Real Property and Hammond Real Property, (the "Title Commitments"), with title endorsements including, without limitation, Zoning 3.1, Access, Contiguity, Single Tax Parcel, Subdivision, Owner's Comprehensive, Survey and with an extended coverage endorsement over the all general title exceptions, ("Required Title Policy Endorsements") and showing all matters affecting title to each parcel of the Empress Real Property, but subject only to the title exceptions enumerated in Schedule 2.12 hereof (the "Permitted Exceptions") and binding the Title Company to issue at Closing an Owner's Policy of Title Insurance, inclusive of the Required Title Policy Endorsements, in the aggregate amount of $26,000,000, to be allocated among the properties constituting the Empress Real Property by the Buyers in their sole discretion. Such Title Policies shall include any easements benefitting the Empress Real Property as insured parcels.

        Section IV.22. Surveys. On or before Closing and to the extent Empress has not already provided a survey or surveys described herein, Empress shall obtain and deliver to Buyer prior to Closing a satisfactory staked survey for the Joliet Real Property and Hammond Real Property, prepared and certified to Empress, Buyer and the Title Company in accordance with Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys meeting the 1992 requirements of a Class A Survey (each a "Survey" and collectively, the "Surveys"). The Surveys shall be certified as of a current date by a registered engineer or surveyor reasonably satisfactory to Buyer, and show the exact location of all improvements, parking lots, building setback lines of record, easements, rights-of-way and encroachments affecting the Empress Real Property, and other matters apparent thereon, the relation of the Empress Real Property to all adjacent public thoroughfares and all utilities as they service the Empress Real Property from their respective main lines. The surveyor must certify that the real estate depicted on the Survey does not lie in an "area of special flood hazard" for purposes of the National Flood Insurance Program. In any event, the Survey shall be sufficient to cause the Title Company to delete the standard survey exceptions from the Title Policy and enable the Title Company to issue a
3.1 Zoning Endorsement for the Empress Real Property described in the Title Policy.

        Section IV.23. Intercompany Balances. All intercompany accounts receivable and payable and any other intercompany balances among the Sellers shall be eliminated prior to the Closing.


                                   ARTICLE V.

                       PRECLOSING COVENANTS OF THE BUYERS

        Section V.1. Governmental Approvals. Promptly after execution of this Agreement, the Buyers shall file all applications and reports which are required to be filed by the Buyers with any governmental agency or authority in connection with the transactions contemplated by this Agreement including the financing contemplated in Section 5.04; provided that the Buyers shall file all reports and notices required to be filed by the Buyers under the HSR Act in accordance with Section 5.05 of this Agreement. The Buyers shall also promptly provide all information that any governmental agency may reasonably request in connection with any such application or report.

        Section V.2. Cooperation. The Buyers shall generally cooperate with the Sellers and their officers, directors, employees, attorneys, accountants and other agents and, generally, do such other acts and things in good faith as may be necessary to timely effectuate the purposes of this Agreement and the consummation of the transactions contemplated herein in accordance with the provisions of this Agreement.

        Section V.3. Confidentiality. The parties hereby acknowledge that Empress and Parent previously executed a confidentiality agreement ("Confidentiality Agreement") dated as of August 14, 1998 and each of the Buyers hereby adopts such Confidentiality Agreement and agrees to be bound by the terms and conditions thereof, which shall remain in full force and effect. Any information supplied to the Buyers after the date of execution of this Agreement shall remain subject to the provisions of the Confidentiality Agreement.

        Section V.4. Financing. The Buyers shall promptly take all actions reasonably necessary to obtain the funds required to finance the transaction contemplated hereby, shall periodically report to Empress on the status thereof and shall provide Empress with all written communications between the financing sources and representatives of the Buyers. If Donaldson, Lufkin & Jenrette ("DLJ") notifies a representative of the Buyers that it terminated its commitment as a result of a failure of the conditions set forth therein or otherwise or that it is no longer willing to finance the transaction contemplated herein on terms and conditions that the Buyers believe will satisfy the requirements of the appropriate governmental agencies applicable to the Buyers or that will comply with the provisions of Empress' 81/8% Senior Subordinated Notes, the Buyers shall so notify Empress and unless the Buyers provide Empress with a commitment from another financing source reasonably comparable to DLJ's commitment, or if such commitment was not satisfactory for the requirements of any regulatory agency, reasonably satisfactory for such requirements, within thirty (30) days after DLJ's notice to the Buyers, this Agreement shall terminate and Empress shall be entitled to retain the Deposit.

        Section V.5. Timing Commitments.

               (98) Promptly after the execution of this Agreement, Buyers, accompanied by a representative of Empress, shall personally meet with the Administrator of the Illinois Gaming Board and the Executive Director of the Indiana Gaming Commission to notify them of the existence of this Agreement and shall promptly thereafter file all necessary applications for Buyers and all "key persons" in order to obtain the necessary approvals from such agencies in order to consummate the transactions contemplated hereby. All filings in Illinois shall be made in sufficient time to place the request for approval of the transactions contemplated hereby on the agenda of the October meeting of the Illinois Gaming Board. In light of the consents that are required to consummate the transaction, prior to requesting the Indiana Gaming Commission to take action to approve the transactions contemplated hereby, the Buyers shall proceed promptly with diligence to obtain all necessary consents as promptly as possible and to make all filings in Indiana to place the request for approval on the agenda in Indiana as soon as possible. To the extent either the Illinois Gaming Board or the Indiana Gaming Commission, acting through its agents, requires different or additional financing commitments for financing of the transaction contemplated hereby than is currently reflected in the commitment letters from DLJ, the Buyers shall obtain such commitments reasonably promptly, but no later than the date required by the requesting agency or its agents, and if they fail to do so and such failure continues for thirty (30) days after the date required by such requesting agency, this Agreement shall terminate and Empress shall be entitled to retain the Deposit.

               (99) Promptly after the execution of this Agreement, the Buyers shall request a personal meeting with the Mayor of Hammond accompanied by a representative of Empress, to inform him of the existence of this Agreement and to seek the necessary approvals and consents required under the existing agreements between the Sellers and Hammond, Indiana or its related agencies or other entities and thereafter shall promptly file with the appropriate entities all necessary governmental documentation to obtain such approvals and consents.

               (100) Within thirty (30) business days after the later of the meeting with the Administrator of the Illinois Gaming Board or the meeting with the Executive Director of the Indiana Gaming Commission described in (a) above, the Buyers shall file concurrently with the filing by Empress all reports and notices required to be filed by the Buyers under the HSR Act and shall also promptly provide all information that any other governmental agency may require in connection with the transactions contemplated hereby.

               (101) Any meetings with any Illinois or Indiana governmental agencies or officials by any representative of the Buyers shall be in the presence of a representative of Empress and all written communications between the Buyers and any Illinois or Indiana governmental agency or officials shall be promptly delivered to Empress and a written summary of any telephonic communications shall be promptly delivered to Empress.

               (102) The Buyers agree to take all actions necessary or desirable and in good faith to obtain regulatory approvals of the Merger and applicable licensure.

        Section V.6. Necessary Action. The Buyers shall take all actions reasonably necessary or desirable, including, without limitation, providing assistance, information and materials to the extent available without unreasonable effort or expense in order for Empress' Registration Statement on Form S-4 relating to the exchange of unregistered 8-1/8% Notes for registered 8-1/8% Notes to be declared effective by the Securities and Exchange Commission prior to October 1, 1998. Buyers shall take all actions necessary or desirable to become, following the Closing, the primary obligor under Empress' $150 million 8-1/8% Notes pursuant to Article XIII of the Indenture dated as of June 18, 1998.

                                   ARTICLE VI.

                                  OTHER MATTERS

        Section VI.1. Employee Obligations. As a result of the consummation of the transactions contemplated by this Agreement, Empress will become obligated to make certain payments to certain key employees (the "Key Employees") as set forth on Schedule 6.01 (the "Employee Obligations"). Payment of the Employee Obligations shall be made as soon as practicable after the Closing by wire transfer to the accounts of the Key Employees based on wire instructions to be delivered to the Sellers prior to the Closing. All severance payments of any kind to be paid to the Key Employees or any other employee of any Subsidiary as a result of the termination of such Key Employee or other employee after the Closing shall be and remain the sole obligation of the Subsidiaries. Nothing in this Agreement shall prevent, prohibit or limit either Surviving Corporation's right after the Closing to cause the termination of any at-will employee of any Subsidiary. Upon the Closing and the payment by Empress of any applicable Change of Control bonuses to such Key Employees, Empress shall cause the Long Term Incentive Bonus Agreement dated June 12, 1997 between Empress Joliet and Joseph
J. Canfora to be terminated without liability to any of the Buyers or Subsidiaries.

        Section VI.2. Employee Stay Bonuses. On the six month anniversary of the Closing Date, Buyers shall pay to each of the persons listed on Schedule 6.02 who remain employed by Buyers as of such date the amounts set forth opposite such employees' name on Schedule 6.02 from the Bonus Escrow in accordance with the terms of the Bonus Escrow Agreement; provided, however, that if Buyers terminate the employment of any of the persons listed on Schedule 6.02 prior to the six month anniversary of the Closing Date for any reason other than cause, the applicable amount set forth on Schedule 6.02 shall be paid to such terminated employee from the Bonus Escrow on such termination date. The remaining balance of the Bonus Escrow, if any, shall be equally distributed to Empress and Buyers in accordance with the terms of the Bonus Escrow Agreement on the date that is six months after the Closing Date.

        Section VI.3. Hammond Payments. Schedule 2.28 sets forth all of the remaining commitments of Sellers to the City of Hammond, Indiana or other governmental or quasi-governmental agencies thereof (collectively, the "Hammond Commitments"). All amounts paid by Empress or any Subsidiary from the date of this Agreement to the Closing in fulfillment of any portion of the Hammond Commitments (collectively, the "Hammond Payments") and, to the extent necessary, approved by the Buyers in accordance with Section 4.04 (xii) shall be included in the Merger Consideration as provided in Section 1.05(d).

        Section VI.4. Actions Relating to Employee Benefit Plans. The Buyers shall continue all employee benefit plans of the Subsidiaries, or, alternatively, provide a similar level of benefits for the employees of the Subsidiaries, for a period of one year following the Closing.

        Section VI.5. Stockholder Matters. After the Closing, Empress hereby agrees not to declare or otherwise pay any dividend or distribution to its Stockholders with respect to any portion of the Merger Consideration unless and until holders of at least 100% of the outstanding stock of Empress have entered into the following agreements: (a) a Stockholder Indemnification Agreement, in a form to be reasonably satisfactory to the Buyers and the Stockholders in their reasonable discretion, pursuant to which the Stockholders will agree, severally based on the pro rata interest of the Stockholders in the Merger Consideration, to indemnify and hold harmless the Buyers and their Affiliates from and against any liability or obligation arising in connection with any lawsuit by any Stockholder against the Buyers, their Affiliates or another Stockholder related to this Agreement or the transactions contemplated hereby, except if such lawsuit is made in accordance with the provisions of this Agreement to enforce Empress' rights under this Agreement; and (b) the Tax Indemnification Agreement.


                                  ARTICLE VII.

               CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS

        The obligations of Empress under this Agreement are subject to the fulfillment, prior to or at the Closing, of the following conditions:

        Section VII.1. Deliveries by Empress Illinois and Empress Indiana. Empress Illinois and Empress Indiana shall have delivered to Empress the documents and items specified in Section 9.03 of the Agreement.

        Section VII.2. Representations and Warranties of Each of the Buyers. Each of the representations and warranties of each of the Buyers contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as though made at and as of the Closing Date.

        Section VII.3. Compliance. Each of the Buyers shall have performed, complied with and fulfilled all of the covenants, agreements, obligations and conditions required by this Agreement to be performed, complied with or fulfilled by them at or prior to the Closing, except to the extent that any failure to do so will not have a Material Adverse Effect on the ability of any of the Buyers to consummate the transactions contemplated herein.

        Section VII.4. Compliance Certificate. The Buyers shall have delivered to Empress a certificate, dated as of the Closing Date, as to the fulfillment of the conditions specified in Sections 7.02 and 7.03 hereof, in a form reasonably acceptable to Empress.

        Section VII.5. Legal Proceedings. None of the Sellers or the Buyers shall be subject to any injunction, preliminary restraining order or other similar decree of a court of competent jurisdiction preventing or restraining the consummation of the transactions contemplated by this Agreement.

        Section VII.6. Consents and Approvals. All governmental and third party consents and approvals necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received, shall be in full force and effect and shall not have been revoked as of the Closing Date, including satisfaction of all filing, waiting and other requirements under the HSR Act and receipt of all necessary approvals to consummate the transaction from the Illinois Gaming Board and the Indiana Gaming Commission.

        Section VII.7. Opinion of the Buyers' Counsel. The Sellers shall have received a written opinion of the Buyers' Counsel, dated the Closing Date, in a form to be mutually agreed upon prior to the Closing.


                                  ARTICLE VIII.

                CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYERS

        The obligations of the Buyers under this Agreement are subject to the fulfillment, prior to or at the Closing, of the following conditions:

        Section VIII.1. Deliveries by the Sellers. The Sellers shall have made delivery to the Buyers of the documents and items specified in Section 9.02 of this Agreement.

        Section VIII.2. Representations and Warranties of the Sellers. Each of the representations and warranties made by the Sellers contained in this Agreement, as modified by information disclosed pursuant to Section 4.02, shall be true and correct in all material respects as of the Closing Date as if made on such date.

        Section VIII.3. Compliance. Each of the Sellers shall have performed, complied with and fulfilled all of the covenants, agreements, obligations and conditions required by this Agreement to be performed, complied with or fulfilled by them at or prior to Closing, except to the extent that any failure to do so will not have a Material Adverse

Effect on the Subsidiaries or on the Sellers' or the Buyers' ability to consummate the transactions contemplated hereby.

        Section VIII.4. Compliance Certificate. The Sellers shall have delivered to the Buyers a certificate, dated as of the Closing Date, as to the fulfillment of the conditions specified in Sections 8.02 and 8.03 hereof, in a form reasonably acceptable to the Buyers.

        Section VIII.5. Legal Proceedings. None of the Sellers or the Buyers shall be subject to any injunction, preliminary restraining order or other similar decree of a court of competent jurisdiction preventing or restraining the consummation of the transactions contemplated by this Agreement.

        Section VIII.6. Consents and Approvals. All governmental and third party consents, agreements and approvals necessary to permit the consummation of the transactions contemplated by this Agreement and the operation of the businesses of the Subsidiaries following the Closing in the ordinary course shall have been received, shall be in full force and effect and shall not have been revoked as of the Closing Date, including satisfaction of all filing, waiting and other requirements of the HSR Act, receipt of all necessary approvals to consummate the transactions from the Illinois Gaming Board and the Indiana Gaming Commission and any necessary agreement from the City of Hammond, Indiana.

        Section VIII.7. Opinion. The Buyers shall have received the opinion of the Sellers' Counsel in a form to be mutually agreed upon prior to the Closing.

        Section VIII.8. No Material Adverse Change. No material adverse change shall have occurred in the business, prospects, properties, assets, operations or financial condition of Empress and the Subsidiaries taken as a whole since the date of the Interim Financial Statements; provided that any legislative changes (other than changes directly relating to the Buyers' ability to obtain the necessary Illinois and Indiana gaming licenses) shall not constitute a failure of this Section 8.08.

                                   ARTICLE IX.

                                     CLOSING

        Section IX.1. Closing Date. The closing of the transactions contemplated by this Agreement shall take place on the forty-fifth (45th ) day (or the next succeeding business day if such day is not a business day) after the date upon which the Buyers receive the last of approval from the Indiana Gaming Commission and approval from the Illinois Gaming Board, in each case, for the transactions contemplated by this Agreement (the "Gaming Approval Date"); provided, however, that at any time prior thereto the Buyers may give the Sellers written notice that the Buyers are prepared to close, and the Closing shall occur within three
(3) business days after the receipt of such notice by the Sellers.

        Section IX.2. Deliveries by the Sellers. At the Closing, the Sellers shall deliver to the Buyers the following duly executed documents and other items in a form reasonably satisfactory to the Buyers:

               (103) A compliance certificate executed by a duly authorized officer of each of Empress and each Subsidiary, as specified in Section 8.04;

               (104) A written opinion of Sellers' Counsel in accordance with
        Section 8.07;

               (105)  The Escrow Agreements;

               (106) Certificates of Good Standing of Empress and each Subsidiary, issued by the Secretary of State of the jurisdiction of incorporation, dated within five (5) days of the Closing Date;

               (107) Certified copies of the Articles of Incorporation, with all amendments of Empress and each Subsidiary, issued by the Secretary of State of the jurisdiction of incorporation, dated within five (5) days of the Closing Date;

               (108) Copies of the Bylaws of Empress and each Subsidiary as in effect on the Closing Date, certified by the Secretary of each company;

               (109) The certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank with appropriate transfer stamps, if any, and any other documents that are necessary to transfer title to the Shares from Empress to the Buyers, free and clear of all Adverse Claims, Liens and rights of any other Person;

               (110) A receipt executed by Empress acknowledging receipt of the Estimated Merger Consideration, less the Deposit;

               (111) Updated title insurance policies with respect to all of the Empress Real Property, with all standard exceptions thereto deleted which policies shall be at the expense of the Sellers;

               (112) The as-built surveys required by Section 2.12, which surveys shall be at the expense of the Sellers; and

               (113) Evidence of all consents and approvals required to be obtained by the Sellers pursuant to Section 4.11.

        Section IX.3. Deliveries of the Buyers. At the Closing, the Buyers shall deliver to Empress the following duly executed documents and other items in form reasonably satisfactory to the Sellers:

               (114) A compliance certificate executed by a duly authorized officer of each Buyer as specified in Section 7.04;

               (115) A written opinion of Buyers' Counsel in accordance with
        Section 7.07;

               (116)  The Escrow Agreements;

               (117) The Estimated Merger Consideration, as specified in Section 1.05;

               (118) Certificates of Good Standing of each Buyer, issued by the Secretary of State of the jurisdiction of incorporation, dated within five (5) days of the Closing Date;

               (119) Certified copies of the Articles of Incorporation, with all amendments, of each Buyer, issued by the Secretary of State of the jurisdiction of incorporation, dated within five (5) days of the Closing Date;

               (120) Copies of the Bylaws of each Buyer as in effect on the Closing Date, certified by the secretary of each Company; and

               (121) Evidence of all consents and approvals required to be obtained by the Buyers, including but not limited to gaming approvals.


                                   ARTICLE X.

                                   TERMINATION

        Section X.1. Events of Termination. This Agreement may, by notice given in the manner hereinafter provided, be terminated and abandoned at any time prior to the completion of the Closing; provided, however, that any right to terminate, other than pursuant to subparagraphs (g) or (h), must be exercised within thirty (30) days after the terminating party receives written notice of the event giving rise to such right of termination:

               (122) By Empress if there has been a material default or material breach by any of the Buyers with respect to the representations and warranties of the Buyers in this Agreement or the due and timely performance of any of the covenants and agreements of the Buyers contained in this Agreement which default or breach has a material adverse effect on the Sellers or a material adverse effect on the Sellers' or Buyers' ability to consummate the transactions contemplated hereby, and such default, or breach shall not have been cured within ten
        (10) days after receipt by the Buyers of written notice specifying particularly such default or breach; or

               (123) By the Buyers, (i) if there has been a material default or material breach by any of the Sellers with respect to the Sellers' representations and warranties in this Agreement or the due and timely performance of any of the covenants and agreements of the Sellers contained in this Agreement, and such default or breach shall not have been cured within ten (10) days after receipt by the Sellers of written notice specifying particularly such default or breach, or (ii) if any information is provided to supplement, update or amend a disclosure schedule pursuant to Section 4.02, to the extent that failure to provide such supplement, update, or amendment otherwise would have caused any representation or warranty of the Sellers to be false in any material respect as of the date of this Agreement or the Closing Date; or

               (124) By the Buyers, if there has been a default or breach by any of the Sellers with respect to Sellers' representations and warranties in this Agreement or the due and timely performance of any of the covenants and agreements of the Sellers contained in this Agreement where such default, breach or failure to perform had a material adverse effect on the business, prospects, properties, assets, operations or financial condition of the Subsidiaries, taken as a whole, or a material adverse effect on the Sellers' or Buyers' ability to consummate the transactions contemplated hereby.

               (125) By the Buyers if, in the judgment of the Buyers, a material adverse change has occurred since the date of this Agreement in the financial or capital markets or in financial, economic or industry conditions generally; or

               (126) By the Buyers if a material adverse change has occurred since the date of this Agreement in the business, prospects, properties, assets, operations, or financial condition of the Subsidiaries, taken as a whole, including as a result of any subsequent occurrence reported pursuant to Section 4.02, provided that any legislative or regulatory changes (other than changes directly relating to the Buyers' ability to obtain the necessary Illinois and Indiana gaming licenses) shall not constitute a basis for the Buyers to terminate this Agreement pursuant to this Section 10.01(e); or

               (127) By the Buyers if combined EBITDA for Empress Hammond and Empress Joliet fails to equal or exceed (i) $96,500,000 for calendar year 1998, and (ii) $96,500,000 in the aggregate for any consecutive prior twelve calendar months ending after January 1, 1999 and prior to the Closing; or

               (128) By mutual agreement of the Buyers and the Sellers; or

               (129) By either the Buyers or the Sellers, if (i) the Closing has not occurred on or prior to May 31, 1999; provided, however, (1) that the right to terminate this Agreement under this Section 10.01(h)(i) will not be available to any party whose failure to timely fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date, and (2) the May 31, 1999 date shall be extended to June 30, 1999 if prior to or on May 31, 1999 the Buyers obtain approval for the transactions contemplated by this Agreement from both the Illinois Gaming Board and the Indiana Gaming Commission; or (ii) a court of competent jurisdiction or a governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

        This Agreement may not be terminated after the Closing.

        Section X.2. Remedies for Breach; Effect of Termination.

               (130) Except for a breach of Section 4.01, in the event of a wilful breach of, or default under, this Agreement by any of the Sellers which causes a material adverse effect on the business, properties, assets, operations, financial condition, or prospects of the Subsidiaries, taken as a whole, or on the ability of the Buyers or the Sellers to consummate the transactions contemplated by this Agreement, the Buyers' remedies shall be limited to (i) termination of the Agreement pursuant to Section 10.01(c) and recovering damages against the Sellers, provided that the monetary damages for all such breaches and defaults and any other breach shall be limited to $10,000,000, in the aggregate; or (ii) closing the transactions contemplated by this Agreement and seeking indemnification for any Indemnity Loss suffered by the Buyers pursuant to and subject to the limitations contained in
        Section 12.01; or (iii) seeking specific performance of the transactions contemplated by this Agreement and seeking indemnification for any Indemnity Loss suffered by the Buyers pursuant to and subject to the limitations contained in Section 12.01.

               (131) Except for a breach of Section 4.01, in the event of a wilful breach of this Agreement by any of the Sellers which does not cause a material adverse effect on the business, properties, assets, operations, financial condition, or prospects of the Subsidiaries, taken as a whole, or on the ability of the Buyers or the Sellers to consummate the transactions contemplated by this Agreement, the Buyers' remedies shall be limited to (i) terminating this Agreement pursuant to Section 10.01(b) and recovering damages against the Sellers, provided that the monetary damages for all such breaches and any other breach shall be limited to $10,000,000 in the aggregate; or (ii) closing the transactions contemplated by this Agreement and seeking indemnification for any Indemnity Loss suffered by the Buyers pursuant to and subject to the limitations contained in Section 12.01; or (iii) seeking specific performance of the transactions contemplated by this Agreement and seeking indemnification for any Indemnity Loss suffered by the Buyers pursuant to the and subject to the limitations contained in Section 12.01.

               (132) If a breach of Section 4.01 occurs and the Sellers fail to close the Merger on the terms and conditions set forth herein, the Buyers' remedies shall be limited to (i) seeking specific performance of the transactions contemplated by this Agreement and seeking indemnification for any Indemnity Loss suffered by the Buyers pursuant to and subject to the limitations contained in Section 12.01, or (ii) as an alternative to the remedy provided in clause (i) above or if the Buyers are unsuccessful in seeking specific performance, as liquidated damages, recovering damages in an amount equal to the difference between the aggregate value received by Empress, any of its Subsidiaries and the Stockholders and their respective Affiliates in connection with an acquisition transaction completed as a direct or indirect result of such breach and the value to be received by Empress in connection with the transactions contemplated by this Agreement;

               (133) In the event of a non-wilful breach of this Agreement by any of the Sellers, the Buyers' remedies shall be limited to (i) termination of the Agreement in accordance with the provisions of
        Section 10.01 provided that Buyers shall have no other legal remedy in such event or (ii) closing the transactions contemplated by this Agreement and seeking indemnification for any Indemnity Losses suffered by the Buyers pursuant to and subject to the limitations contained in
        Section 12.01.

               (134) Whether or not any breach or default by the Buyers with respect to the provisions of this Agreement is wilful or otherwise, the sole and exclusive remedy of the Sellers against the Buyers shall be to recover the Deposit pursuant to the provisions of Section 1.09 as liquidated damages and in no event shall the Buyers or any of their respective directors, officers, members, managers, representatives, agents or Affiliates be liable to any of the Sellers, or any of their respective directors, officers, stockholders, representatives, agents or Affiliates, in any respect for any amount except for the Deposit, which shall be disbursed in accordance with Section 1.09.

               (135) Notwithstanding any other provision of this Agreement, in the event Sellers are obligated to close under this Agreement but fail to close in breach of such obligation, or if Sellers breach any other obligation pursuant to this Agreement, and as set forth in Sections
        10.02 (a) through (d) above, the Buyers (in addition to any other remedies specified herein) shall be entitled to specific performance of the transactions contemplated by this Agreement. Sellers acknowledge that Buyers may not have an adequate remedy at law in the event of such breach and will not assert that monetary damages are an adequate remedy. Sellers acknowledge that Buyers have in certain instances limited their right to damages by reason of the foregoing.

               (136) In the event this Agreement is terminated pursuant to
        Section 10.01, all obligations of the parties shall terminate without any liability of a party to any other party except as otherwise set forth in this Section 10.02; provided, however, that the obligations of the parties set forth in Sections 5.03, 15.04 and 15.06 of this Agreement shall indefinitely survive the termination of this Agreement.


                                   ARTICLE XI.

                                   TAX MATTERS

        Section XI.1. S Corporation Status. Except as may be required by the transactions contemplated by this Agreement, Empress shall maintain the status of Empress as a subchapter S corporation for Tax purposes through the Closing and shall maintain the status of each Subsidiary as a qualified subchapter S subsidiary for Tax purposes through the Closing.

        Section XI.2. Tax Indemnification Agreement. Additional agreements regarding Taxes are set forth in the tax indemnification agreement, to be in the form of Exhibit C, to be entered into by and among Horseshoe, Empress and the Subsidiaries (the "Tax Indemnification Agreement").

                                  ARTICLE XII.

                                 INDEMNIFICATION

        Section XII.1. Indemnification. Each of the Buyers and their respective successors, stockholders, officers, directors, Affiliates, representatives and agents (collectively, the "Horseshoe Indemnitees") shall be indemnified from the General Escrow and held harmless out of the General Escrow against, in accordance with the terms of the Indemnification Escrow Agreement and Supplemental Escrow Agreements, any and all damages (including punitive damages), losses, obligations, demands, liabilities, claims, administrative or other fines, encumbrances, penalties, costs, and expenses, including reasonable attorneys' fees (and costs and reasonable attorneys' fees in respect of any suit to enforce this provision) (each an "Indemnity Loss"), arising from or related to (a) any breach of any representation or warranty by the Sellers contained in
Article II of this Agreement (but for a breach of Sections 2.11, 2.12 and 2.13 as it relates to the physical condition of any of the properties described therein only to the extent that the Indemnity Loss exceeds $250,000, and then only for such excess) to the extent such breach has not been cured as of the Closing Date; provided, however, that the Buyers shall not be entitled to any recovery pursuant to this Section 12.01 to the extent that any Buyer had actual knowledge as of the Closing Date, after due inquiry of its attorneys, of such facts which resulted in such breach, did not disclose such breach to the Sellers within a reasonable period of time after the discovery thereof but prior to Closing and the liability is not a liability which would have fallen within the definition of Current Liabilities if originally disclosed; (b) any breach or failure by any of the Sellers to perform or fulfill any covenant, agreement or obligation of the Sellers contained in this Agreement or any related agreement, instrument, document, exhibit, schedule or certificate furnished or required to be furnished by the Sellers pursuant to this Agreement or in connection with the transactions contemplated hereby; provided, however, that the Sellers shall not be obligated to pay for any liabilities resulting from such breach (except liabilities set forth on the Closing Statement in accordance with Section 1.06 hereof) if such liabilities arose out of obligations incurred in the ordinary course of business to the extent (i) the benefit thereof accrues to the Buyers or their Affiliates, (ii) such liabilities do not arise from a transaction with an Affiliates of the Sellers, (iii) such liabilities were incurred in an arms-length transaction, and (iv) such liabilities do not exceed $50,000 in the aggregate; (c) any of the matters described in Articles XIII or XIV for which the amounts deposited in the Supplemental Escrows were insufficient to satisfy the First Supplemental Losses or the Second Supplemental Losses, as applicable;
(d) any supplement, update or amendment to the representations and warranties of the Sellers provided pursuant to Section 4.02 to the extent that failure to provide the information disclosed in such supplement, update or amendment otherwise would have caused any representation or warranty of the Sellers to be false in any respect as of the date of this Agreement or the Closing Date, provided that the information in such supplement, update or amendment did not give rise to a Current Liability existing at the Closing Date and related to any period prior to the Closing; (e) any fees or other costs of investment bankers or third parties representing any of the Sellers in connection with the transactions contemplated hereby; (f) any fact or circumstance existing at, or any event occurring prior to, the Closing and involving any employment-related claims, demands or charges of any kind, including but not limited to those for or related to breach of contract, tortious interference with contract, implied contract, wrongful discharge, sexual or other harassment, discrimination, equal employment opportunity laws, unfair labor practice charges, violations of 42 USC
Section 2000e et seq. or 42 USC Section 1981, the National Labor Relations Act, or any collective bargaining agreement or employment agreement;

and (g) any and all actions, suits, investigations, proceedings, demands, assessments, penalties, settlements, compromises, audits and judgments arising out of any of the foregoing.

        Section XII.2. Indemnification by the Buyers. The Buyers shall jointly and severally indemnify and hold harmless Empress and its successors, stockholders, officers, directors, Affiliates, representatives, and agents (collectively, the "Empress Indemnitees") from and against any and all Indemnity Losses resulting from or relating to (a) any breach of any representation or warranty, or any breach or failure of any of the Buyers to perform or fulfill any covenant, agreement or obligation of any of the Buyers contained in this Agreement or any related agreement, instrument, document, exhibit, schedule or certificate furnished or required to be furnished by any of the Buyers pursuant to this Agreement or in connection with the transactions contemplated by this Agreement and (b) any and all suits, actions, investigations, proceedings, demands, assessments, audits, and judgments arising out of any of the foregoing.

        Section XII.3. Notice. If an indemnified party (the "Claimant") believes that it has suffered or incurred any Indemnity Loss, it shall so notify the Indemnifying Party promptly in writing describing such loss or expense, the amount thereof, if known, and the method of computation of such loss or expense, all with reasonable particularity (the "Indemnification Notice"). If any action at law, suit in equity, or administrative action is instituted by or against a third party with respect to which the Claimant intends to claim any liability or expense as an Indemnity Loss under this Article XII, it shall promptly notify the Indemnifying Party in writing of such action or suit describing such loss or expenses, the amount thereof, if known, and the method of computation of such loss or expense, all with reasonable particularity (the "Litigation Notice") in lieu of an Indemnification Notice. After delivering the Indemnification Notice or the Litigation Notice, as the case may be, the Claimant shall provide to the Indemnifying Party such information as is reasonably requested by the Indemnifying Party, including all documents filed with any court or governmental agency, to assist the Indemnifying Party in determining whether the Claimant shall be indemnified against such Indemnity Loss.

        Section XII.4. Arbitration.

               (137) Subject to the limitations on indemnification contained in this Article XII, if the Indemnifying Party does not agree that the Claimant is entitled to full reimbursement for the amount specified in the Indemnification Notice or the Litigation Notice, the Indemnifying Party shall notify the Claimant (the "Disagreement Notice") within 20 days of its receipt of the Indemnification Notice or Litigation Notice, as the case may be. Failure to deliver a Disagreement Notice in a timely manner shall be considered an express acknowledgment by the Indemnifying Party of the Claimant's right to indemnification with respect to the Indemnity Loss set forth in the Indemnification Notice or the Litigation Notice, as the case may be in accordance with the terms of this Article
        XII. At any time after delivery of the Disagreement Notice, either the Claimant or the Indemnifying Party may notify the other that the determination as to whether and in what amount the Claimant is entitled to indemnification from the Indemnifying Party shall be made by an arbitration tribunal (the "Arbitration Notice"). The arbitration tribunal shall consist of three arbitrators, one to be selected by the Claimant, one to be selected by the Indemnifying Party, and the third arbitrator to be selected by the other two arbitrators. The arbitrators shall each be reasonably experienced in conducting arbitration proceedings and all arbitrators shall be selected within 15 days of the delivery of the Arbitration Notice. If either party fails to appoint an arbitrator within the specified time period, the arbitration hearing shall be conducted by the arbitrator appointed by the party hereto which selected an arbitrator within the required time period. An arbitration hearing shall then be held within 30 days of the selection of the third arbitrator, or the failure of one party to select an arbitrator, in Chicago, Illinois and the arbitration tribunal shall render its determination as to whether and in what amount the Claimant is entitled to indemnification within 30 days of such hearing. All procedures with respect to the arbitration proceeding provided for in this Section 12.04(a) shall be in accordance with the rules of the American Arbitration Association, except as otherwise specifically set forth in this Agreement.

               (138) All costs and expenses incurred in conducting the arbitration proceeding provided for in Section 12.04(a), including attorneys' fees, shall be borne exclusively by the losing party as determined by the arbitration tribunal; provided, however, that the arbitration tribunal may determine that more than one party is a losing party in which event the arbitrational tribunal shall allocate the costs and expenses of the arbitration among such losing parties as they determine to be just and fair.

               (139) The parties hereby irrevocably consent to be bound by the decision of the arbitration tribunal with respect to indemnification determinations.

        Section XII.5. Defense of Claims. The Indemnifying Party shall have 30 business days after receipt of the Litigation Notice to notify the Claimant that it acknowledges its obligation to indemnify and hold harmless the Claimant with respect to the Indemnity Loss set forth in the Litigation Notice and that it elects to conduct and control any legal or administrative action or suit with respect to an indemnifiable claim (the "Election Notice"). If the Indemnifying Party fails to give a Disagreement Notice or does not give the foregoing Election Notice, the Claimant shall have the right to defend, contest, settle, or compromise such action or suit in the exercise of its exclusive discretion. If the Indemnifying Party gives the foregoing Election Notice, the Indemnifying Party shall have the right to undertake, conduct, and control, through counsel of its own choosing and at its sole expense, the conduct and settlement of such action or suit, and the Claimant shall cooperate with the Indemnifying Party in connection therewith; provided, however, that (a) the Indemnifying Party shall not thereby consent to the imposition of any injunction against the Claimant, or pay or settle any action or suit that affects the Claimant, any Seller or any Buyer, without the written consent of the Claimant which consent shall not be unreasonably withheld; (b) the Indemnifying Party shall permit the Claimant to participate in such conduct or settlement through counsel chosen by the Claimant, but the fees and expenses of such counsel shall be borne by the Claimant except as provided in clause (c) below; (c) upon a final determination of such action or suit, the Claimant, to the extent required under and in accordance with this Article XII, shall be paid for the full amount of any Indemnity Loss incurred by the Claimant except for fees and expenses of counsel that the Claimant incurred after the assumption of the conduct and control of such action or suit by the Indemnifying Party in good faith; and (d) the Claimant shall have the right to pay or settle any such action or suit, provided that in such event the Claimant shall waive any right to indemnity therefor by the Indemnifying Party and no amount in respect thereof shall be claimed as an Indemnity Loss under this Article XII.

        Section XII.6. Limitations on Indemnification.

               (140) the Horseshoe Indemnitees shall not be entitled to recover under Section 12.01 unless a claim has been asserted by written notice, specifying the details of the alleged misrepresentation or breach of warranty, or failure to fulfill any covenant, agreement or obligation delivered to Empress on or prior to the second anniversary of the Closing Date; and

               (141) the Horseshoe Indemnitees shall not be entitled to recover under Section 12.01: (i) to the extent the aggregate claims for Indemnity Losses of the Horseshoe Indemnitees exceed the amount of the General Escrow, except as otherwise provided in Section 12.08; or (ii) to the extent the subject matter of the claim is covered by insurance (including title insurance) and such insurance is collected by the Horseshoe Indemnitees or (iii) to the extent that the matter in question, taken together with all similar matters, does not exceed the amount of any reserves with respect to such matters which are reflected in the Interim Financial Statements; and (iv) to the extent the matter in question was taken into account in the computation of the Merger Consideration pursuant to Article I.

               (142) On December 31, 2001, the Buyers shall prepare a schedule aggregating (i) the actual tax benefits recognized by Horseshoe or Horseshoe's stockholders by reason of any expense, payment, or other item giving rise to an indemnification payment; (ii) the Buyers shall pay to Empress the aggregate amount of such tax benefit. The determination of such after-tax amount shall be computed and reviewed by Horseshoe's independent public accountants, and Horseshoe shall provide the detail of such computation to Empress. If Empress disputes such computation, the dispute shall be resolved by the Arbitrating Accountant. In determining the actual tax benefits recognized by Horseshoe or Horseshoe's stockholders due to an indemnification payment, the calculation of income of Horseshoe and Horseshoe's stockholders shall exclude intercompany payments and expenses to the extent that such payments or expenses were not the result of arms length transactions at reasonably fair value. Any tax benefit recognized by Horseshoe or Horseshoe's stockholders after December 31, 2001 and prior to December 31, 2004 related to an expense, payment or other items giving rise to an indemnification payment hereunder for which amounts remained in the General Escrow beyond the date which is two years after the Closing Date, shall be paid to Empress.

        Section XII.7. Payment of Losses. The Claimant shall be paid in cash the amount to which the Claimant may become entitled by reason of the provisions of this Article XII, within 15 days after such amount is determined either by mutual agreement of the parties or pursuant to the arbitration proceeding described in Section 12.04 of this Agreement or on the date on which both such amount and Claimant's obligation to pay such amount have been determined by a final judgment of a court or administrative body having jurisdiction over such proceeding; provided that (except as otherwise provided herein) any claim being made pursuant to Section 12.01 shall be paid solely from the escrowed funds in the General Escrow on the terms and conditions of the General Escrow Agreement and, except as provided in Section 12.08 or pursuant to any other agreement entered into in connection with this Agreement and to which such Empress Indemnitee is a party, none of the Empress Indemnitees shall be personally liable to the Horseshoe Indemnitee for any Indemnity Loss.

        Section XII.8. No Limitation for Fraud. Notwithstanding any provision in this Agreement to the contrary, there shall be no limitation on the aggregate amount for which a Claimant may be indemnified pursuant to this Article XII in the event of fraud by the Indemnifying Party in connection with the matter for which indemnification is sought.

        Section XII.9. No Environmental Contribution. The Buyers shall not be able to seek contribution from any of the Sellers in connection with any violation of any Environmental Requirements and hereby waive all statutory rights against the Sellers under the Environmental Requirements, provided that this shall not limit in any manner the right of the Buyers or the Horseshoe Indemnitees to seek and obtain indemnification pursuant to the other provisions of this Agreement.

        Section XII.10. Indemnification Exclusive Remedy. Except as otherwise provided in Section 10.02, or 12.08 indemnification pursuant to the provisions of this Article XII shall be the exclusive remedy of the parties for any misrepresentation or breach of any warranty or covenant contained herein or in any closing document executed and delivered pursuant to the provisions hereof. Except as otherwise provided in Section 10.02 or 12.08, the only legal action which may be asserted by any party with respect to any matter which is the subject of this
Article XII shall be a contract action to enforce, or to recover damages for the breach of, this Article XII. Without limiting the generality of the preceding sentence, except as otherwise provided in Section 10.02 or 12.08, no legal action sounding in tort, statute or strict liability may be maintained by any party.


                                  ARTICLE XIII.

                       FIRST SUPPLEMENTAL INDEMNIFICATION

        Section XIII.1. First Supplemental Indemnification. In accordance with
Section 13.02 below, and in addition to the indemnification provided for in
Article XII and Article XIV hereof, the Horseshoe Indemnitees shall be indemnified and held harmless from and against any Indemnity Loss that may be incurred or suffered by or asserted against the Horseshoe Indemnitees, arising out of or related to, directly or indirectly the matter set forth on Schedule
13.01 (the "Pending Tax Matter") (the "First Supplemental Losses").

        Section XIII.2. Satisfaction of First Supplemental Losses. Except as otherwise expressly provided in this Article XIII, any and all First Supplemental Losses for which the Horseshoe Indemnitees may be indemnified under this Article XIII shall be paid or satisfied first by distribution to the Horseshoe Indemnitees of cash held in the First Supplemental Escrow in accordance with the First Supplemental Escrow Agreement, and then by any funds remaining in the General Escrow. The Horseshoe Indemnitees shall have no recourse against the Empress Indemnities, and none of the Empress Indemnities shall have any liability to the Claimant with respect to the indemnification provided for in Section 13.01 above in excess of such cash as on deposit in the First Supplemental Escrow or the General Escrow (as described in the next sentence). Indemnification pursuant to this Article XIII shall be the exclusive remedy of the Horseshoe Indemnitees for the incurrence of a First Supplemental Loss; provided, however, that to the extent the First Supplemental Losses exceed the amount held in the First Supplemental Escrow, a Horseshoe Indemnitee shall be entitled to recover such excess amount of the First Supplemental Losses from any funds remaining in the General Escrow.

        Section XIII.3. Survival of Indemnification Obligations. Notwithstanding the provisions of Section 13.01, the indemnification obligations set forth in this Article XIII with respect to First Supplemental Losses shall survive until the statute of limitations with respect to the Pending Tax Matter has expired or such issue has been finally and completely resolved with the State of Indiana, and upon such date, the amounts remaining in the First Supplemental Escrow after payment of the First Supplemental Losses shall be distributed in accordance with the terms of the First

Supplemental Escrow Agreement. To the extent the Pending Tax Matter has been finally and completely resolved prior to the Closing Date, this Article XIII shall be of no further force and effect and no funds shall be deposited into the First Supplemental Escrow at Closing and the funds that were originally to be deposited into such escrow shall be paid to Empress at Closing.

                                  ARTICLE XIV.

                       SECOND SUPPLEMENTAL INDEMNIFICATION

        Section XIV.1. Second Supplemental Indemnification. In accordance with
Section 14.02 below, and in addition to the indemnification provided for in
Article XII and Article XIII hereof, the Horseshoe Indemnitees shall be indemnified and held harmless from and against any Indemnity Loss that may be incurred or suffered by or asserted against the Horseshoe Indemnitees, arising out of or related to, directly or indirectly, the matter set forth in Schedule
14.01 (the "Pending Matter") (the "Second Supplemental Losses").

        Section XIV.2. Satisfaction of Second Supplemental losses. Except as otherwise expressly provided in this Article XIV, any and all Second Supplemental Losses for which the Horseshoe Indemnitees may be indemnified under this Article XIV shall be paid or satisfied first by distribution to the Horseshoe Indemnitees of cash held in the Second Supplemental Escrow in accordance with the Second Supplemental Escrow Agreement and then by any funds remaining in the General Escrow. Except in the case of fraud by the Sellers in connection with the Pending Matter, the Horseshoe Indemnitees shall have no recourse against the Empress Indemnitees, and none of the Empress Indemnitees shall have liability to the Horseshoe Indemnitees with respect to the indemnification provided for in Section 14.01 above, in excess of the cash amounts on deposit in the Second Supplemental Escrow or the General Escrow. Indemnification pursuant to this Article XIV shall be the exclusive remedy of the Horseshoe Indemnitees for the incurrence of a Second Supplemental Loss except in the case of fraud by the Sellers in connection with the Pending Matter; provided, however, that to the extent the Second Supplemental Losses exceed the amount held in the Second Supplemental Escrow, a Horseshoe Indemnitee shall be entitled to recover such excess from any funds remaining in the General Escrow.

        Section XIV.3. Survival of Indemnification Obligations. Notwithstanding the provisions of Section 14.01, the indemnification obligations set forth in this Article XIV with respect to Second Supplemental Losses shall survive until the last to occur of the following (a) the Pending Matter has been settled; or
(b) an order of a court of competent jurisdiction has been entered with respect to the Pending Matter and either no appeal can be taken from such order or the time for such an appeal has run upon which all remaining funds held in the Second Supplemental Escrow shall be disbursed in accordance with the terms of the Second Supplemental Escrow Agreement. To the extent that the Pending Matter has been resolved as provided in Section 14.03(a) or (b) prior to the Closing Date, this Article XIV shall be of no further force and effect and no funds shall be deposited into the Second Supplemental Escrow at Closing and the funds that were originally to be deposited into such escrow shall be paid to Empress at Closing.


                                   ARTICLE XV.

                                  MISCELLANEOUS

        Section XV.1. Survival; Release of General Escrow. All representations, warranties, covenants and agreements of the Sellers contained in this Agreement shall survive the execution, delivery, and performance hereof, notwithstanding any investigation conducted at any time with respect thereto for a period of two years after the Closing ; provided, however that all claims relating to Indemnification Notices and Litigation Notices delivered by a Horseshoe Indemnitee prior to the second year anniversary of the Closing shall remain outstanding until resolved in accordance with the terms of this Agreement; provided further, that the representations and warranties contained in Section
2.09 shall survive for a period ending on the sixtieth (60th) day after the applicable statute of limitations (after giving effect to any extensions thereof) has expired and until the resolution of all Indemnification Notices and Litigation Notices with respect thereto received by the Sellers prior to the expiration of the applicable statute of limitations. The representations of each of the Buyers shall survive the execution, delivery and performance hereof, notwithstanding any investigation conducted at any time with respect thereto for a period of two years after the Closing; provided, however that all claims relating to Indemnification Notices and Litigation Notices delivered by an Empress Indemnitee prior to the second year anniversary of the Closing shall remain outstanding until resolved in accordance with the terms of this Agreement. The funds remaining in the General Escrow shall be released in accordance with the terms of the General Escrow Agreement upon the second year anniversary of the Closing unless (i) any matters to which Indemnification Notices and Litigation Notices received by Empress prior to the expiration of the two-year period have not been resolved by such expiration date, in which case the Buyers shall determine at their reasonable discretion the amount of the funds then remaining in the General Escrow that shall be retained in the General Escrow until such matters are finally resolved but all other funds shall be disbursed, or (ii) the Pending Matter has not yet been resolved, in which case the Buyers and Empress will use their commercially reasonable efforts to mutually determine an adequate amount to continue to hold in the General Escrow in light of the facts and circumstances as they exist at such time with respect to the Pending Matter. To the extent that Empress disagrees with the amount determined by the Buyers under clause (i) of the immediately preceding sentence or Buyers and Empress cannot agree on an adequate amount to be held pursuant to clause (ii) of such sentence, the dispute shall be submitted to the Arbitrating Accountant, who shall resolve the dispute in accordance with the dispute resolution mechanism set forth in Section 1.06.

        Section XV.2. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        Section XV.3. Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each party shall use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. The parties each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement, and from time to time, upon the request of any other party to this Agreement and without further consideration, to execute, acknowledge and deliver in proper form any further instruments, and take such other action as such other party may reasonably require, in order to effectively carry out the intent of this Agreement so long as the performance of such obligations does not increase either party's liabilities.

        Section XV.4. Expenses. Whether or not the Closing occurs, each of the parties hereto shall pay their own expenses incurred in connection with the transactions provided for in this Agreement, including, but not limited to, the fees and expenses of their respective counsel, investment bankers, accountants and other advisors; provided, that the Buyers shall be liable for all (a) expenses relating to regulatory investigations performed by the Illinois Gaming Board or the Indiana Gaming Commission in connection with the transactions contemplated hereby and the Buyers shall reimburse Empress for any expenses billed by the Illinois Gaming Board or the Indiana Gaming Commission to Empress or any of the Subsidiaries in connection with any such matter, and (b) except for those expenses identified in (a), the expenses of the Sellers incurred in connection with the transactions contemplated hereby shall be paid by Empress.

        Section XV.5. Index and Captions. The index and the captions of the Articles and Sections of this Agreement are solely for convenient reference and shall not be deemed to affect the meaning or interpretation of this Agreement.

        Section XV.6. Public Disclosure. Prior to the Closing, none of the Sellers or the Buyers nor any of their respective representatives shall make any public release of information regarding the matters contemplated herein, except
(a) the Buyers and the Sellers may each continue communications with employees, customers, suppliers, lenders and shareholders and other particular groups as may be legally required or necessary or appropriate and not inconsistent with the best interests of the other party or the prompt consummation of this Agreement, (b) as required by law and (c) upon the mutual written agreement of the parties hereto. The Sellers agree that pending the Closing each of them will treat all nonpublic information concerning the Buyers and their shareholders and affiliates furnished or to be furnished by or on behalf of any of them (collectively, the "Information") in accordance with any reasonable confidentiality obligations to be imposed by the Buyers or in accordance with the terms of any existing confidentiality agreement between any of the Buyers or their shareholders and Affiliates and any of the Sellers. The information will be used solely for the purposes of evaluating the Acquisition and will be kept confidential by each of the Sellers and their shareholders, officers, employees, representatives, agents and advisors provided that (i) any of such Information may be disclosed to any of the Sellers' officers, directors, employees, representatives, agents and advisors who need to know such Information for purposes of evaluating the transactions contemplated by this Agreement; (ii) any disclosure of the Information may be made to which the Buyer consents in writing, and (iii) any Information may be disclosed if so required by law. If the transactions contemplated by this Agreement are not consummated, the Sellers will return to the Buyers all material containing or reflecting the Information and will not retain any copies, extracts or other reproductions thereof.

        Section XV.7. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given and received (a) upon delivery, if personally delivered; (b) on the fifth day after being deposited with the U.S. Postal Service, if sent by certified or registered mail, return receipt requested; (c) on the next day after being deposited with a reliable overnight delivery service; or (d) upon receipt of an answer back, if transmitted by facsimile, postage prepaid in all cases other than facsimile, addressed to the other party at the following addresses, or facsimile numbers in the case of a facsimile:

        If to any of the Sellers:           Empress Entertainment, Inc.
                                            2300 Empress Drive
                                            Joliet, Illinois 60435
                                            Attention: Peter A. Ferro, Jr.
                                            Telecopy: (815) 744-9482

        Copies to:                          D'Ancona & Pflaum
                                            30 N. LaSalle, Suite 2900
                                            Chicago, Illinois 60602
                                            Attention: Joel D. Rubin, Esq.
                                            Telecopy: (312) 580-0923

        If to any of the Buyers:            c/o Horseshoe Gaming (Midwest), Inc.
                                            4024 Industrial Road
                                            Las Vegas, Nevada 89103
                                            Attention: Jack Binion
                                            Telecopy: (202) 650-0081

        Copies to:                          Ice Miller Donadio & Ryan
                                            One American Square, Box 82001
                                            Indianapolis, Indiana  46282-0002
                                            Attention: Lacy Johnson, Esq.
                                            Telecopy:  (317) 236-2219

                                            Swidler Berlin Shereff Friedman, LLP
                                            919 Third Avenue

                                            New York, New York  10022
                                            Attention:  Martin Nussbaum, Esq.
                                            Telecopy:  (212) 758-9526

Any party may change its address for purposes of this Section 14.07 by giving the other parties written notice of the new address in the manner set forth above.

        Section XV.8. Entire Agreement. This Agreement and the agreements expressly contemplated herein, including the Exhibits and Schedules referred to herein which form a part of this Agreement, contain the entire understanding of the parties with respect to the transactions provided for in this Agreement and supersedes all prior agreements and understandings, written or oral, between the parties with respect to the transactions contemplated by this Agreement.

        Section XV.9. Governing Law. This Agreement and all transactions contemplated hereby shall be governed, construed and enforced in accordance with the laws of the State of Delaware, notwithstanding any state's choice of law rules to the contrary. Each of the Sellers and the Buyers hereby agrees and covenants to be subject to the jurisdiction of the federal and state courts of the State of Delaware in any suit, action or proceeding arising out of this Agreement or the transactions contemplated hereby.

        Section XV.10. Waiver of Compliance; Modifications. The party for whose benefit a warranty, representation, covenant or condition is intended may in writing waive any inaccuracies in the warranties and representations contained in this Agreement or waive compliance with any of the covenants or conditions contained herein and so waive performance of any of the obligations of the other party hereto, and any defaults hereunder; provided, however, that such waiver shall not affect or impair the waiving party's rights with respect to any other warranty, representation or covenant or any default hereunder. No supplement, modification or amendment of this Agreement shall be binding unless it is in writing and executed by all of the parties hereto.

        Section XV.11. Validity of Provisions. Should any part of this Agreement be declared by any court of competent jurisdiction to be invalid, such decision shall not affect the validity of the remaining portions of this Agreement, which shall continue in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated therefrom, it being the intent of the parties that they would have executed the remaining portions of this Agreement without including any such part or portion which may be declared invalid.

        Section XV.12. No Intention to Benefit Third Parties. The provisions of this Agreement are not intended to, and shall not, benefit any Person other than the parties to this Agreement, and the provisions hereof are not intended to, and shall not create any third party beneficiary right in any Person.

        Section XV.13. Successors and Assigns. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of all other parties, which consent shall not be unreasonably withheld.

        Section XV.14. Construction.

               (143) As used herein, "knowledge of Empress", "knowledge of a Subsidiary" and words of similar import shall mean the actual knowledge of Peter A. Ferro, Jr., Joseph Canfora, Michael Hansen and John Costello, as well as the knowledge any of such Persons could be reasonably presumed to possess if such Person had performed a reasonable investigation with respect to the matter to be confirmed.

               (144) As used herein, "knowledge of the Buyers" or words of similar import shall mean the actual knowledge of Jack Binion, Paul Alanis and Loren Ostrow, as well as the knowledge any of such Persons could be reasonably presumed to possess if such Person had performed a reasonable investigation with respect to the matter to be confirmed.

               (145) The words "hereof", "herein", "hereto", "hereunder" and "hereinafter" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

               (146) The parties have participated jointly in the negotiation and drafting of this Agreement, and, in the event of an ambiguity or a question of intent or a need for interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

               (147) Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

               (148) The word "including" means "including, without limitation."

               (149) Words of any gender used in this Agreement shall be held and construed to include any other gender; words in the singular shall be held to include the plural; and words in the plural shall be held to include the singular; unless and only to the extent the context indicates otherwise.

        Section XV.15. Time of Essence. Time is of the essence under this Agreement.

                                  ARTICLE XVI.

                                   DEFINITIONS

        For purposes of this Agreement, the following terms shall have the following meanings (such meanings applicable to both the singular and plural forms of the terms defined):

        "Adjustment Escrow" has the meaning set forth in Section 1.05 hereof.

        "Adjustment Escrow Agreement" has the meaning set forth in Section 1.06 hereof.

        "Adverse Claim" has the meaning set forth in Section 8-302 of the Indiana Uniform Commercial Code.

        "Affiliate" means, with respect to any Person, any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such Person.

        "Agreement" means this Merger Agreement.

        "Annual Financial Statements" has the meaning set forth in Section 2.06 hereof.

        "Arbitrating Accountant" shall mean Deloitte & Touche, L.L.P.

        "Arbitration Notice" has the meaning set forth in Section 12.04 hereof.

        "Bonus Escrow" has the meaning set forth in Section 1.08 hereof.

        "Buyers" means Parent, Horseshoe, Empress Illinois and Empress Indiana.

        "Buyers' Counsel" means Ice Miller Donadio & Ryan.

        "Certificate" has the meaning set forth in Section 1.11  hereof.

        "Certificates of Merger" has the meaning set forth in Section 1.03 hereof.

        "Chicago Area" means the Chicago Metropolitan Statistical Area.

        "Claimant" has the meaning set forth in Section 12.03 hereof.

        "Claims" has the meaning set forth in Section 2.28 hereof.

        "Closing" has the meaning set forth in Article IX hereof.

        "Closing Date" has the meaning set forth in Section 9.01 hereof.

        "Closing Date Balance Sheet" has the meaning set forth in Section 1.06 hereof.

        "Closing Statement" has the meaning set forth in Section 1.06 hereof.

        "COBRA" has the meaning set forth in Section 2.18 hereof.

        "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

        "Confidentiality Agreement" has the meaning as set forth in Section 5.03 hereof.

        "Contracts" has the meaning set forth in Section 2.14 hereof.

        "Current Assets" means with respect to the combined financial information of the Subsidiaries, the aggregate of the following assets to the extent that such assets are classified as current under GAAP and are acquired by the Buyers pursuant to the terms of this Agreement: (a) cash plus cash equivalents, except for cash or cash equivalents held in connection with the defeasance of any Debt; (b) marketable securities, except for any such securities held in connection with the defeasance of any Debt; (c) accounts receivable generated in the ordinary course of business of the Subsidiaries, less a reasonable reserve for doubtful accounts; (d) inventories held for use in the ordinary course of business; (e) prepaid expenses; and (f) all other assets of any kind classified as current under GAAP; provided that Current Assets shall include any amounts held on deposit to secure the obligations of the Sellers with respect to the Pending Matter or the Pending Tax Matter.

        "Current Liabilities" means with respect to the combined financial information of the Subsidiaries, the aggregate of the following liabilities (without duplication) which are assumed by the Buyers in accordance with the terms of this Agreement: (a) all accounts payable; (b) all accrued liabilities of any kind shown on a balance sheet prepared in accordance with GAAP, including but not limited to contingent obligations, accrued vacation pay, accrued employee bonuses, liabilities for outstanding gaming chips and accrued payroll and related liabilities; (c) any amounts determined in accordance with Section
4.12 or Schedule 2.06(b); and (d) all other liabilities of any kind classified as current under GAAP, excluding (i) the current portion of outstanding Debt and interest payable or accrued with respect to Debt; (ii) the Hammond Commitments;
(iii) the outstanding 10 3/4% Senior Notes due 2002 of Empress; and (iv) the payments referenced in Sections 6.01 and 6.02 to the extent paid or payable by Empress.

        "Debt" means with respect to the combined financial information of the Subsidiaries, the aggregate of (a) any obligation for borrowed money (and any notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money) or any obligation under any operating or capital lease, and (b) interest payable or accrued with respect to any obligation identified in (a) which, in each case, is assumed by the Buyers in accordance with the terms of this Agreement. "Debt" shall include the 8_% Senior Subordinated Notes due 2006 of Empress but shall not include: (a) prepayment penalties or premiums on Debt and costs and expenses incurred in connection therewith, including with respect to the 10 3/4% Senior Notes due 2002; or (b) any commitments or obligations outstanding pursuant to the Hammond Commitments.

        "Deposit" has the meaning set forth in Section 1.09 hereof.

        "Deposit Escrow Agreement" has the meaning set forth in Section 1.09 hereof.

        "Disagreement Notice" has the meaning set forth in Section 12.04 hereof.

        "Dispute" has the meaning set forth in Section 1.06 hereof.

        "Dispute Notice" has the meaning set forth in Section 1.06 hereof.

        "Dispute Period" has the meaning set forth in Section 1.06 hereof.

        "EBITDA" means earnings before interest income, interest expense on indebtedness, taxes, depreciation and amortization, such amounts to be calculated in accordance with GAAP, adjusted to exclude all costs and expenses incurred in connection with the transactions contemplated hereby.

        "Effective Time" has the meaning set forth in Section 1.03 hereof.

        "Election Notice" has the meaning set forth in Section 12.05 hereof.

        "Employee Obligations" has the meaning set forth in Section 6.01 hereof.

        "Employee Plans" has the meaning set forth in Section 2.18 hereof.

        "Employees" has the meaning set forth in Section 2.17 hereof.

        "Empress" means Empress Entertainment, Inc., a Delaware corporation.

        "Empress Hammond" means Empress Casino Hammond Corporation, an Indiana corporation.

        "Empress Illinois" means Empress Acquisition Illinois, Inc., a Delaware corporation.

        "Empress Indiana" means Empress Acquisition Indiana, Inc., a Delaware corporation.

        "Empress Joliet" means Empress Acquisition Joliet, Inc., an Illinois corporation.

        "Empress Real Property" has the meaning set forth in Section 2.12 hereof.

        "Environmental Claims" means all accusations, allegations, investigations, warnings, notice letters, notices of violations, liens, orders, claims, demands, suits, or administrative or judicial actions for any injunctive relief, fines, penalties, or any damage, including without limitation personal injury, property damage (including any depreciation of property values), lost use of property, natural resource damages, or environmental response costs arising out of Environmental Conditions or under Environmental Requirements.

        "Environmental Conditions" means the state of the environment, including natural resources (e.g., flora and fauna), soil, surface water, ground water, any present or potential drinking water supply, subsurface strata, or ambient air, relating to or arising out of the use, handling, storage, treatment, recycling, generation, transportation, spilling, leaking, pumping, pouring, injecting, emptying, discharging, emitting, escaping, leaching, dumping, disposal, release, or threatened release of Hazardous Materials, whether or not discovered which could or does result in Environmental Claims. With respect to Environmental Claims by third parties, Environmental Conditions also include the exposure of persons to Hazardous Materials at the work place or the exposure of persons or property to Hazardous Materials migrating or otherwise emanating from, to, or located at, under, or on the Real Property or the Leased Real Property.

        "Environmental Requirements" means all past, present and future laws, rules, regulations, ordinances, codes, policies, guidance documents, approvals, plans, authorizations, licenses, permits issued by all government agencies, departments, commissions, boards, bureaus, or instrumentalities of the United States, all states and political subdivisions thereof, and any foreign body, and all judicial, administrative, and regulatory decrees, judgments, and orders relating to human health, pollution, or protection of the environment (including ambient air, surface water, ground water, land surface, or surface strata), including (i) laws relating to emissions, discharges, releases, or threatened releases of Hazardous Materials, and (ii) laws relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport, or other handling of Hazardous Materials. Environmental Requirements shall include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended ("RCRA"), the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended, the Atomic Energy Act of 1954, as amended, the Occupational Safety and Health Act, as amended, and all other analogous laws or regulations promulgated or issued by any federal, state, foreign, or other governmental authority or body.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

        "Escrow Agent" means Chicago Title Insurance Company.

        "Escrow Agreements" has the meaning set forth in Section 1.09 hereof.

        "Escrowed Funds" has the meaning set forth in Section 1.07 hereof.

        "Estimated Merger Consideration" has the meaning set forth in Section
1.05 hereof.

        "Existing Debt" means all Debt of the Subsidiaries on a consolidated basis as of the Closing Date, except the Debt related to the 10 3/4% Senior Notes of Empress.

        "Financial Statements" has the meaning set forth in Section 2.06 of this Agreement.

        "First Supplemental Escrow" has the meaning set forth in Section 1.07 of this Agreement.

        "First Supplemental Escrow Agreement" has the meaning set forth in
Section 1.07 of this Agreement.

        "First Supplemental Losses" has the meaning set forth in Section 13.01 of this Agreement.

        "GAAP" shall mean United States generally accepted accounting principles and practices in effect from time to time as consistently applied.

        "Gaming Approval Date" has the meaning set forth in Section 9.01 hereof.

        "General Escrow" has the meaning set forth in Section 1.07 hereof.

        "General Escrow Agreement" has the meaning set forth in Section 1.07 hereof.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

        "Hammond Commitments" has the meaning set forth in Section 6.03 hereof.

        "Hammond Payments" has the meaning set forth in Section 6.03 hereof.

        "Hazardous Materials" means (i) any substance that has been, is, or becomes defined as a "hazardous substance," "hazardous waste," "hazardous material," pollutant, or contaminant under any Environmental Requirements, including, but not limited to, CERCLA, SARA, RCRA, and any other analogous federal, state, local, or foreign law; (ii) petroleum (including crude oil and any fraction thereof); and (iii) any natural or synthetic gas (whether in liquid or gaseous state).

        "Horseshoe" means Horseshoe Gaming (Midwest), Inc.

        "Horseshoe Indemnities" has the meaning set forth in Section 12.01 hereof.

        "Illinois Gambling Act" means 230 ILCS 10/1 et. seq.

        "Illinois License" has the meaning set forth in Section 2.16 hereof.

        "Illinois Merger" has the meaning set forth in Section 1.01 hereof.

        "Illinois Surviving Corporation" has the meaning set forth in Section
1.01 hereof.

        "Indemnification Escrows" has the meaning set forth in Section 1.05 hereof.

        "Indemnification Notice" has the meaning set forth in Section 12.03 hereof.

        "Indemnifying Party" has the meaning set forth in Section 12.03 hereof.

        "Indemnity Loss" has the meaning set forth in Section 12.01 hereof.

        "Indiana License" has the meaning set forth in Section 2.16 hereof.

        "Indiana Merger" has the meaning set forth in Section 1.01 hereof.

        "Indiana Riverboat Act" means I.C. 4-33-1-1 et. seq.

        "Indiana Surviving Corporation" has the meaning set forth in Section
1.01 hereof.

        "Intellectual Property" has the meaning set forth in Section 2.26 hereof.

        "Interim Financial Statements" has the meaning set forth in Section 2.06 hereof.

        "Key Employees" has the meaning set forth in Section 6.01 hereof.

        "Law" or "Laws" shall mean any law, statute, ordinance, rule, regulation, writ, injunction, restriction, order, judgment or decree of any federal, state, local or foreign court or any federal, state, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality, and any other executive or legislative proclamation.

        "Lease Documents" has the meaning set forth in Section 2.12 hereof.

        "Leased Real Property" has the meaning set forth in Section 2.12 hereof.

        "Lien" means any mortgage, deed of trust, lien, pledge, charge, claim, option, right of first refusal or call, encumbrance, easement, encroachment, right of a third party, security interest or other interest or restriction of any kind or character.

        "Litigation Notice" has the meaning set forth in Section 12.03 hereof.

        "Material Adverse Effect" means a material adverse effect on the prospects, assets, properties, results of operations, cash flows or financial condition of the Subsidiaries, taken as a whole.

        "Merger" has the meaning set forth in Section 1.01 hereof.

        "Merger Consideration" has the meaning set forth in Section 1.05 hereof.

        "Net Working Capital" means, as of the Closing Date, the combined Current Assets of the Subsidiaries less the combined Current Liabilities of the Subsidiaries.

        "Notes" means Empress' 8-1/8% Senior Subordinated Notes due 2006 and 10-3/4% Senior Notes due 2002.

        "Pending Tax Matter" has the meaning set forth in Section 13.01 hereof.

        "Pending Matter" has the meaning set forth in Section 14.01 hereof.

        "Pension Benefit Plan" has the meaning set forth in Section 2.18 hereof.

        "Permits" has the meaning set forth in Section 2.16 hereof.

        "Person" means an individual, a corporation, a partnership, a limited liability company, a joint venture, an association, a trust or any other entity or organization including a government or political subdivision or an agency or instrumentality thereof.

        "Personal Property" has the meaning set forth in Section 2.13 hereof.

        "Preamble" means that portion of this Agreement preceding Article I.

        "Merger Consideration" has the meaning set forth in Section 1.05.

        "Real Property" has the meaning set forth in Section 2.12 hereof.

        "Returns" has the meaning set forth in Section 2.09 hereof.

        "Second Supplemental Escrow" has the meaning set forth in Section 14.02 hereof.

        "Second Supplemental Escrow Agreement" has the meaning set forth in
Section 14.02 hereof.

        "Second Supplemental Losses" has the meaning set forth in Section 14.01 hereof.

        "Section 338(h)(10) Election" has the meaning set forth in Section 2.09 hereof.

        "Sellers" means Empress, Empress Hammond and Empress Joliet.

        "Sellers' Counsel" means D'Ancona & Pflaum.

        "Services" has the meaning set forth in Section 2.26 hereof.

        "Shares" has the meaning set forth in Section 1.10.

        "Stockholders" means the stockholders of Empress.

        "Subsidiaries" means Empress Hammond, Empress Joliet and Hammond Residential, L.L.C., an Indiana limited liability company.

        "Subsidiary" means any of the Subsidiaries.

        "Surviving Corporation" has the meaning set forth in Section 1.01 hereof.

        "Tax" means and includes any United States federal, state, local or foreign income, net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding on amounts paid by Stockholders or Empress or a Subsidiary, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit, custom, duty, or any other Tax obligation of Stockholders or Empress or a Subsidiary of any kind whatsoever arising from its or their operations and activities, together with any interest or penalty relating thereto, imposed by any Taxing Authority.

        "Tax Indemnification Agreement" has the meaning set forth in Section
11.02 hereof.

        "Taxing Authority" means any domestic or foreign governmental authority having responsibility for the imposition of any Tax.

        "Welfare Benefit Plan" has the meaning set forth in Section 2.18 hereof.

        "Year 2000 Ready" has the meaning set forth in Section 2.26 hereof.

        IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

                                      "PARENT"

                                      HORSESHOE GAMING, L.L.C.
                                      a Delaware limited liability company



                                      By:_________________________________

                                      Printed: ___________________________

                                      Its: _______________________________


                                      "HORSESHOE"

                                      HORSESHOE GAMING (MIDWEST), INC.
                                      a Delaware corporation


                                      By:_________________________________

                                      Printed: ___________________________

                                      Its: _______________________________


                                      "EMPRESS ILLINOIS"

                                      EMPRESS ACQUISITION ILLINOIS, INC.
                                      an Illinois corporation


                                      By:_________________________________

                                      Printed: ___________________________

                                      Its: _______________________________

                                      "EMPRESS INDIANA"

                                      EMPRESS ACQUISITION INDIANA, INC.
                                      an Indiana corporation


                                      By:_________________________________

                                      Printed: ___________________________

                                      Its: _______________________________


                                      "EMPRESS"

                                      EMPRESS ENTERTAINMENT, INC.
                                      a Delaware corporation


                                      By:_________________________________

                                      Printed: ___________________________

                                      Its: _______________________________


                                      "EMPRESS JOLIET"

                                      EMPRESS CASINO JOLIET CORPORATION
                                      an Illinois corporation


                                      By:_________________________________

                                      Printed: ___________________________

                                      Its: _______________________________


                                       "EMPRESS HAMMOND"

                                      EMPRESS CASINO HAMMOND CORPORATION
                                      an Indiana corporation


                                      By:_________________________________

                                      Printed: ___________________________

                                      Its: _______________________________